As filed with the Securities and Exchange Commission on _________, 2006
                           Registration No. 333-135434
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2

                                 AMENDMENT NO. 3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        TIAN'AN PHARMACEUTICAL CO., LTD.
              ------------------ ---------------------------------
                 (Name of small business issuer in its charter)
           Nevada                         2834                   None
    -----------------------       ---------------------      ------------
(State or jurisdiction of      (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)  Classification Code Number)    I.D. Number)


                      Level 11, International Trade Centre
                     No.196 Xiaozhai East Road, Xi'an, China
                                0086-29-85381586
                     ------------------- -----------------
          (Address and telephone number of principal executive offices)

                      Level 11, International Trade Centre
                            No.196 Xiaozhai East Road
                                  Xi'an, China
                   --------------------------- -------------
(Address of principal place of business or intended principal place of business)

                              Incorp Services, Inc.
                        3155 East Patrick Lane, Suite #1
                             Las Vegas, Nevada 89120
                                 (800) 246-2677
                -----------------------------------------------
           (Name, address and telephone number of agent for service)

                                   Copies to:
                                 William T. Hart
                             1624 Washington Street
                                Denver, CO 80203
                                 (303) 839-0061

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [x]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                         Proposed      Proposed
                                          Maximum       Maximum
 Title of Each Class of    Amount to     Offering      Aggregate     Amount of
    Securities to be           Be          Price       Offering    Registration
       Registered         Registered   Per Share (1)     Price          Fee
------------------------------------------------------------------------------
Common stock           400,000 Shares      $1.00       $400,000       $43.00

------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The per share offering price was calculated based upon a price of $1.00 per share, which is the price that the shares will be offered prior to the time that a market develops for the Company's common stock.

     The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         400,000 shares of common stock

                        TIAN'AN PHARMACEUTICAL CO., LTD.

     This prospectus covers the resale of 400,000 shares of our common stock held by our selling stockholders for whom information is provided under the "Selling Shareholder" section of this prospectus. The shares will be offered by the selling stockholders initially at $1.00 per share and thereafter, if the shares are listed for quotation on the OTC Bulletin Board, at prevailing market prices at privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date of this prospectus. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

      There is no market for our common stock and a market may never develop in the future.

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.







                 The date of this prospectus is ________, 2006.

                              ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

                                     SUMMARY

        This summary highlights material information regarding us and the offering described in this prospectus. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

History

        Tian'an Pharmaceutical Co., Ltd. was organized as a Nevada corporation on August 15, 2005. On August 18, 2005 we issued 100 shares of our common stock to Jianjun Weng, our president, for $1.00. In September 2005 we issued 13,994,750 shares of our common stock to acquire all outstanding shares of Tian'an Pharmaceutical Co., which we refer to as "Tian Pharma," a PRC company located in Xi'an, China. Unless otherwise indicated, all references to us throughout this prospectus includes the operations of Tian Pharma. The purpose of the merger was to redomicile us as a U.S. corporation.

        Our principal executive offices are located at 2/F, No. 18 Building, Huoju Road, East Development Zone, Xi'an, China. Our telephone number is 0086-29-85381586.

Business

      We develop, manufacture and sell Traditional Chinese Medicine herbal products for the treatment and prevention of diseases and to improve the functions of the human body.


      As of the date of this prospectus we were selling two products, one of which treats prostate gland proliferation and one of which treats blood vessel problems. We expect that sales of our third product, which treats gastritis, will begin in November 2006.


      Our website is www.Xatazy.com.

The Offering

Securities offered by selling stockholders:     400,000 shares of common stock.

Price per share                                 $1.00

Securities outstanding prior to and after       13,994,850 shares of common
the offering:                                   stock.

Use of proceeds:                                We will not receive any proceeds
                                                from the sale of the common
                                                stock offered by the selling
                                                stockholders.

      Through this prospectus, we are registering the resale of 400,000 shares of our common stock which are held by four selling shareholders, all of whom exchanged their shares of Tian Pharma for the 400,000 shares we issued to them. The selling shareholders are all controlled by our management. All selling shareholders are residents and citizens of China


      See the section of the prospectus captioned "Business - Conventions Which Apply to this Prospectus" for the definitions of terms used in this prospectus.


Forward Looking Statements
--------------------------

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

                                  RISK FACTORS

      The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating an investment in our common stock. The value of our common stock could decline if any of the risks discussed below should occur.

Intense Competition may adversely affect our revenues and profitability

        We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. There are no substantial entry barriers to the TCM market. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors or that the competitive pressures.

The products and the processes we use could expose us to substantial liability.

        We face exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. We do not carry product liability insurance. The lack of product liability insurance may expose us to potential product liability claims.

Our bank accounts are not insured or protected against loss.

      We maintain our cash with various banks and trust companies located in China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

We have limited business insurance coverage in China, any loss which we suffer may not be insured or may be insured to only a limited extent.

      The insurance industry is China is still in an early state of development and PRC insurance companies offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

We are subject to international economic and political risks over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

      All of our business is conducted in the PRC. Doing business outside the United States, particularly in the PRC, subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in U.S.

and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter out business practice in time to avoid the possibility of reduced revenues.

If relations between the United States and the PRC worsen, investors may be unwilling to hold or buy our stock and if our securities become qualified for quotation on an exchange, our stock price may decrease.

      At various times during recent years, the U.S. and the PRC have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and the PRC, whether or not directly related to our business, could reduce the price of our common stock if our stock is publicly traded.

The PRC government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our and your investment.

      Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in the PRC. Over the past several years, the PRC government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The PRC government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

      Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of our investment in the PRC and in the total loss of your investment.

The nature and application of many PRC laws create an uncertain environment for business operations and they could have a negative effect on us.

     The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could could cause a decline in the price of our common stock, should a market for our common stock ever develop. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Fluctuations in exchange rates could reduce our revenues.

      Although we use the United States dollar for financial reporting purposes, all of the transactions effected by our operating subsidiary are denominated in the PRC's RMB. The exchange rate of the RMB may fluctuate wildly against the U.S. dollar. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could reduce our revenues.

You may experience difficulties in attempting to enforce liabilities based upon U.S. federal securities laws against our non-u.s operating subsidiary and its non-u.s. resident directors and officers

      Our operating subsidiary and its assets are located in the PRC. Our directors and executive officers are foreign citizens and do not reside in the U.S. It may be difficult for courts in the U.S. to obtain jurisdiction over these foreign assets or persons, and it may be very difficult or impossible for you to enforce judgments rendered against us or our directors or executive officers in U.S. courts. In addition, the courts in China may not permit the enforcement of judgments arising out of the U.S. and state securities or similar laws.

Sales of our common stock could reduce the price of our stock.

      There are 13,994,850 shares of our common stock outstanding. Once this registration statement is effective, all of our shares of outstanding shares will be freely tradable, either by virtue of this prospectus or by Rule 144 of the Securities and Exchange Commission.

      The availability for sale of substantial amounts of common stock under this prospectus or under Rule 144 could reduce prevailing prices for our common stock.


Investors in this offering may have difficulty selling our shares since there is no current market for our common stock and a market may never develop.


There is no public market for our common stock an active public market may never develop in the future. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, should a market for our shares ever develop, may find it difficult to sell their shares.

                            MARKET FOR COMMON STOCK.


      As of the date of this prospectus our common stock was not quoted on any exchange and there was no public trading market. As of September 30, 2006 we had approximately 2,800 record shareholders.

      As of September 30, 2006, we had 13,994,850 outstanding shares of common stock, of which 400,000 shares are being registered by this prospectus and will be freely tradable shares upon the effective date of this prospectus. In September 2005 these 400,000 shares, as well as the other shares owned by the selling shareholders, will also be eligible for sale under Rule 144.


      The remaining outstanding shares are eligible for sale pursuant to Rule 144(k).

            In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

       o   1% of the then outstanding shares of our common stock; or
       o The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      Holders of common stock are entitled to receive dividends as may be declared by our Board of Directors. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

      Our Articles of Incorporation authorize our Board of Directors to issue up to 20,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP. In addition, our financial statements and the financial data included in this prospectus reflect our reorganization and have been prepared as if our current corporate structure had been in place throughout the relevant periods. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

                                    Overview


      We were organized as a Nevada corporation on August 15, 2005. In September 2005 we issued 13,994,750 shares of our common stock to acquire all outstanding shares of Tian'an Pharmaceutical Co., which we refer to as "Tian Pharma," a PRC company which was formed in January 2003. The purpose of the transaction was to redomicile us as a U.S. corporation. Unless otherwise indicated, all references to us throughout this prospectus includes the operations of Tian Pharma.


      We develop, manufacture and sell Traditional Chinese Medicine herbal products for the treatment and prevention of diseases and to improve the functions of the human body.

Statement of Operations Data (1)

                                   Six Months Ended      Year Ended December 31,
                                       June 30,          2005              2004
                                   2006         2005     ----              ----
                                   ----         ----   (Restated)     (Restated)

Operating Revenues              $3,461,039  $ 672,176  $3,516,888     $ 612,288

Cost of Sales                   (1,230,247)  (313,101) (1,270,347)     (394,896)
                                -----------  --------- -----------   ----------

Gross Profit                     2,230,792    359,075   2,246,541       217,392

Selling and Promotion:
    Advertising and Promotion     (986,824)   (99,451)   (497,088)       (8,220)
    Salaries and Bonuses           (98,877)   (46,620)   (118,943)      (37,024)
    Travel and Entertainment       (23,617)    (5,856)    (24,175)       (6,196)
    Other                          (49,387)   (22,765)    (48,499)      (11,865)
                                -----------  --------- -----------   ----------

    Total Selling and Promotion (1,158,705)  (174,692)   (688,705)      (63,305)
                                -----------  --------- -----------   ----------

General and Administrative:
    Salaries and Benefits          (68,885)   (36,359)    (63,655)      (38,412)
    Travel and Entertainment       (15,242)      (375)     (1,184)           --
    Accounting and Financial
      Consulting                  (173,279)   (33,392)    (66,615)           --
    Other                          (12,500)   (70,535)    (16,580)      (12,130)
                                -----------  --------- -----------   ----------
Total General and
  Administrative                  (269,906)  (140,661)   (148,034)      (50,542)
                                -----------  --------- -----------   ----------
Depreciation, Amortization
  and Impairment                    (6,047)   (10,593)    (16,499)       (2,409)

Rental Income                       19,237         --       3,372            --

Interest Income (net)               13,794      9,326      23,357        26,462

Other                               (1,403)        --      (1,474)       (1,525)
                                -----------  --------- -----------   ----------

Net Income Before Taxes            827,762     42,455   1,418,558       126,073
Provision for Income Taxes        (141,753)   (10,987)   (357,508)      (13,686)
                                -----------  --------- -----------   ----------

Net Income                      $  686,009   $ 31,468  $1,061,050     $ 112,387
                                ===========  =========  ==========   ==========


(1) Although we were not incorporated in Nevada until August 15, 2005, our acquisition of Tian Pharma, our Chinese subsidiary, has been treated as a reverse acquisition for financial reporting purpose and the historical stockholders' equity accounts have been retroactively restated to reflect the issuance of our shares in connection with the acquisition of Tian Pharma during the periods presented. See Note 1 to our financial statements for more information.

Balance Sheet Data
                           June 30,    December 31,
                              2006           2005
                              ----           ----

Current assets          $6,891,289     $5,840,192
Total assets             9,994,875      9,192,706

Current liabilities        536,833        510,394
Total liabilities          536,833        510,394
Working Capital          7,428,122      5,329,798
Minority Interest           98,754         99,022
Stockholders' equity     9,359,288      8,583,290

Results of Operation
--------------------

Year Ended December 31, 2005

      Material changes of items in our Statement of Operations for the year ended December 31, 2005, as compared to the year ended December 31, 2004, are discussed below:

      Operating revenue: We began commercial sales of our first product, the Compound Ginseng capsule, in January 2003. At first, sales of this product were slow since, until May 2005, we had to use a third party to manufacture this product. In November 2004 we leased a manufacturing plant in Xi'an. The manufacturing plant obtained GMP certification in May 2005 and sales increased substantially during 2005. As a result of the foregoing, operating results for 2005 are not comparable to 2004.

       Gross profit: Our gross profit percentage was 64% in 2005 as compared to 36% in 2004. The use of our own manufacturing facility reduced our cost of sales since manufacturing our products is less expensive than paying third parties to manufacture the products. Operating efficiencies (due to higher sales) also resulted in a lower cost per each unit manufactured.

      Selling and Promotion Expenses include advertising, promotion, salaries, bonuses, travel and entertainment. The major components of expenses in this category were advertising, related promotion, salaries and bonuses, all which increased during the year in line with increased sales activity.

     General and Administrative Expenses include salaries, benefits, travel, entertainment, accounting and financial consulting. Salaries, benefits, travel and entertainment increased as the result of higher sales activity. Accounting and financial consulting expenses increased as we began, during the latter part of fiscal 2005, to prepare our financial statements for 2005 and 2004 which are included as part of this prospectus.

       Net income: Higher sales and a higher gross profit margin were the contributing factors to the increase in net income.

Six Months Ended June 30, 2006

      Material changes of items in our Statement of Operations for the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, are discussed below:

      Operating Revenue: Our second product, the Tianan Soft capsule, came to market in January 2006. During the first quarter of 2005 we discontinued sales as we were concentrating on obtaining GMP certification, which we obtained in May 2005. During the remainder of the six-month period ended June 30, 2005, we were only selling our Compound Ginseng capsule. As a result of these factors, operating results for the six month period ended June 30, 2005 are not comparable to the six months ended June 30, 2006.

      Gross Profit: Our gross profit percentage was 65% during this period, which was comparable to our gross profit percentage of 64% in fiscal 2005. Although we did not have any sales for the three months ended March 31, 2005 we nevertheless expensed cost of sales of $51,047 during the period due to the depreciation and amortization of our manufacturing equipment and facility.

      Selling and Promotion Expenses: The major components of expenses in this category were advertising and related promotion, which increased during the period in line with increased sales activity.

      General and Administrative Expenses: Salaries, benefits, travel and entertainment increased as the result of higher sales activity. Accounting and financial consulting expenses increased as we completed the preparation and auditing of our 2005 and 2004 financial statements, which are included as part of this prospectus, and the preparation of our interim financial statements for the three months ended March 31, 2006.

      Net Income: Net income during the first six months of 2006 was 19% of our Operating Revenues. In comparison, our net income was 30% of our Operating Revenues during the year ended December 31, 2005. The decline, from a percentage standpoint, was due to the increase in Operating Expenses.

Trends, Events and Uncertainties

     We anticipate that revenues will increase once we receive government approval to sell our Nizhuanle soft capsule and to market all of our products through Xian Tianan Pharmacy Marketing Co., Ltd., the subsidiary we formed in December 2005.

      The TCM market may not be as large as reported and expected growth in this market may not continue. Market data and projections are inherently uncertain and subject to change. In addition, underlying market conditions are subject to change based on economic conditions, consumer references and other factors that are beyond our control. A slow-down in sales of TCM products could have a material adverse effect on our business.

      Other than the factors listed above we do not know of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on our net sales or revenues or income from continuing operations. Our business is not seasonal in nature.

Liquidity and Capital Resources
-------------------------------

      Future payments due on our contractual obligations as of June 30, 2006 are as follows:

Item               Total        2006      2007        2008        2009
----               -----        ----      ----        ----        ----

Lease Payments   $417,700    $143,800   $96,700     $96,700      $80,500


      Except as shown in the foregoing table, as of June 30, 2006 we did not have any material capital commitments.


      If sufficient capital is available, during the next twelve months we plan to spend approximately $1,300,000 to market our products through Xian Tianan Pharmacy Marketing Co., Ltd., the subsidiary we formed in December 2005, and approximately $3,700,000 to expand our product line and our manufacturing facility.

      If cash generated by or operations is not sufficient to fund any future capital requirements, we will attempt to raise any capital which we may need through the sale of our equity securities or borrowings from third parties.

      Although we raised $1,856,445 from the sale of 1,856,445 shares of our common stock in 2005, we do not have any commitments or arrangements from any person to provide us with any additional capital. Additional capital may not be available to us on a timely basis, or if available, on acceptable terms.

      Our material sources and (uses) of cash during the years ended December 31, 2004 and 2005 were:
                                                    2005          2004
                                                    ----          ----

     Cash provided by (used in) operations      $1,741,192   $(1,918,110) (1)
     Purchase of manufacturing equipment        (1,050,898)     (298,941)
     Acquisition of rights to Nizhuanle
       Soft capsule                               (767,839)           --
     Sale of common stock                        1,856,445            --
     Cash on hand at beginning of year                  --     2,217,051

       Our material sources and (uses) of cash during the six months ended June 30, 2005 and 2006 were:
                                                    2006          2005
                                                    ----          ----

          Cash provided by operations            $ 474,784    $1,436,966 (1)
          Purchase of manufacturing equipment      (14,036)     (399,897)

(1) In 2004, our Chinese subsidiary, Tian Pharma, planned to acquire an unrelated company. In connection with the contemplated acquisition Tian Pharma paid a deposit of approximately $1,936,000. The acquisition was not completed and the deposit was returned during the three months ended March 31, 2005. We recorded the deposit as a receivable in current assets at December 31, 2004, which, for purposes of our Statement of Cash Flows, was a "use" of cash. The recovery of the deposit during the six months ended June 30, 2005 was considered "cash provided by operations" for purposes of our Statement of Cash Flows.

      Income from our operations has been, and is expected to be in the future, our primary source of cash.

      We anticipate that revenues will increase once we receive government approval to sell our Nizhuanle soft capsule and to market all of our products through our subsidiary, Xian Tianan Pharmacy Marketing Co., Ltd. Except for the above, we do not know of any trends, events or uncertainties that are reasonably likely to have an impact on our liquidity.

Off-Balance Sheet Arrangements
------------------------------

      We do not have any off-balance sheet items reasonably likely to have a material effect on our financial condition.

Accounting Policies
-------------------

      Our critical accounting policies, as well as recent accounting pronouncements which apply to us, are described in Note 2 to our financial statements which are included as part of this prospectus.

                                    BUSINESS

     We were incorporated in Nevada in August 2005. In September 2005 we acquired Tian'an Pharmaceutical Co., which we refer to as "Tian Pharma," a PRC company which was formed in January 2003. Unless otherwise indicated, all references to us throughout this prospectus includes the operations of Tian Pharma. The purpose of the transaction was to redomicile us as a U.S. corporation.

      We began commercial sales of our first product, the Compound Ginseng capsule, in January 2003. In November 2004 we leased a manufacturing plant in Xi'an. The manufacturing plant obtained GMP certification in May 2005. Our second product, the Tianan Soft capsule, a a healthcare supplement which came to market in January 2006.


Conventions Which Apply to This Prospectus
------------------------------------------

      Except as otherwise indicated and for purposes of this prospectus only:

     o    "we", "us" and "our" refer to:

              Our company - Tian'an Pharmaceutical Co., Ltd., as well as Tian Pharma, a PRC company that was merged into us in September 2005,

     o "China" or "PRC" refers to the People's Republic of China, excluding Taiwan, Hong Kong and Macau; and

     o all references to "RMB" or "Renminbi" are to the legal currency of China and all references to "$", "U.S. dollars," "dollars" and "US$" are to the legal currency of the United States.

     o    all financial information in this prospectus is in U.S. dollars.

Traditional Chinese Medicine

      Traditional Chinese Medicine is based on the theory that the human body has two energy channels representing organ systems in wood, earth, metal, fire and water. Optimally, these all work in balance and harmony. TCM is based on a complex system of diagnostic methods for the prevention and treatment of illness and disease that take into consideration the person as a whole, not just isolated symptoms. The aim of TCM is not necessarily to eliminate or alleviate symptoms but, rather, to increase both the ability to function and the quality of life.

      TCM has a history that can be traced back more than 5000 years. While its earliest roots lie in shamanism and naturalism, over the years, the degree of sophistication with which it is applied in treating disease has continued to increase. Its basic premise in treating disease is to restore the inherent harmony of the various functioning aspects of a given individual.

      One of the defining characteristics of TM is its use of multiple herbs to create formulas that treat specific patterns of disharmony. For generations, countless TCM herbal formulas have been developed, tested and refined for use in combating mot known diseases. The synergistic effect of these herbs working together has the beneficial result of enhancing the actions of some of the herbs, while minimizing the toxic effects of others. The theory behind the sophisticated matching of the herbs is complex.

Products

      We develop both pharmaceutical and nutraceutical products.

      Pharmaceuticals are composed of the leaves and roots of one or more herbs and other plants and do not use synthetic chemicals. Each pharmaceutical has a certain medicinal function and treats one or more illness or symptoms of illness. Pharmaceuticals are both prescribed by doctors and available over-the-counter. All pharmaceuticals require the approval of China's State Food and Drug Administration before their sale.

      Nutraceuticals, also known as dietary supplements or nutritional supplements, are essentially prophylactic or preventive, in contrast to pharmaceutical products which are used to treat an illness or symptoms of an illness. Nutraceuticals represent a different approach to medicine, one based on nutrition and the health or wellness of the whole body. Nutraceuticals are also composed of the leaves and roots of one or more herbs and other plants. All nutraceuticals are available over-the-counter, without a prescription and, in China, only require approval of the local government before their manufacture.

      Our principal products are:

          o Compound Ginseng capsule is a pure Chinese medicine preparation which is used to cure and treat prostate gland proliferation. This product provides relief in 5-7 days and has no serious side effects.

          o Nizhuanle Yin granule is a pure Chinese medicine preparation which treats the decomposition or inflammation of the stomach's mucous membrane. This product has been approved by the China Ministry of Health. We expect to receive the final approval for this product in November 2006 from the Shaanxi Province Medicine Supervisory Bureau.

          o Tianan soft capsule is an energy resource product which is used to adjust high amounts of fat in the blood stream, improve blood vessel ventilation and soften blood vessels.

          o Tianan Pain Relief Capsule is a pure Chinese medicine preparation which is being developed to cure pain in joints, headache, pain from muscle injury, cancer, and gynecological disorders, as well as general pain.

      Xi'an Gelin Healthy Production Research Institution developed our Compound Ginseng capsule. Xi'an Gelin assigned the rights to the Compound Ginseng to us in exchange for shares of Tian Pharma, our Chinese subsidiary, which we acquired by merger in September 2005. Xi'an Gelin is controlled by Jia Ning, one of our directors.

      We purchased the rights for the Nizhuanle granule from an unrelated third party for approximately $768,000.

      We developed the Tianan Soft capsule with our employees.

      In August 2005 we entered into a contract with Xi'an Gelin Healthy Production Research Institution a to develop the Tianan pain relief capsule. Xi'an Gelin, located in Xi'an, China specializes in the research and development of Traditional Chinese Medicine. We paid Xi'an Gelin approximately $1,000,000 for their services to bring the Tianan pain relief capsule to market by December 2011 and have it licensed. If Xi'an Gelin fails to obtain a license for the Tianan pain relief capsule by December 2011 the $1,000,000 will be returned to us.

      The following is a summary of the status of our products:


                                                                    Approved or
                                                Estimated Cost    Projected Date
                                               Needed to Obtain   of Governmental  Marketing
    Product                      Class       Government Approval      Approval       Date
---------------------------------------------------------------------------------------------

Compound Ginseng capsule      Pharmaceutical                N/A       Approved    January 2003
Nizhuanle Yin granule         Pharmaceutical            $43,000  November 2006   November 2006
Tianan soft capsule            Nutraceutical                N/A       Approved    January 2006
Tianan pain relief capsule    Pharmaceutical                (1)           2011            2011


(1) Development costs are being paid by Xi'an Gelin Healthy Production Research Institution.

      Our estimates of the costs associated with future research and obtaining necessary government approvals for our products may be substantially lower than the actual costs of these activities. If our cost estimates are incorrect, we will need additional funding for our research efforts. There can be no assurance that our products will prove to have any therapeutic or other value.

Raw Materials and Manufacturing

      None of the ingredients used in any of our products is proprietary and most of the herbs and other raw ingredients used in the manufacture of our products are available from a number of suppliers.

      Our GMP-certified manufacturing facility, located in Xi'an, China is 1,683 square meters in size and is capable of producing 70 million capsules per year. We lease this plant until 2009 at a rate of $8,058 per month.

Sales and Distribution

      We sell our products only to independent distributors who act as resellers. We maintain regional sales offices in Xi'an, Beijing, Shanghai and Guangzhou which are primarily responsible for servicing our distributors and monitoring sales activity. Although during the six months ended June 30, 2006 sales to six distributors represented approximately 99% of our Operating Revenues, we do not think that the loss of any single distributor would result in a material decline in our revenue.

      Our distributors sell our products primarily to:

          o    Pharmacies and drugstores
          o    Hospitals

      Five distributors exclusively sell our compound ginseng capsule and one distributor exclusively sells our Tianan soft capsule. The distribution agreements:

          o were all signed between January and March 2006 and have a one year term;

          o provide the distributor with exclusive marketing rights in specified territories in China so long as required sales goals are met. If the sales goals are not met, we have the right to appoint other distributors to sell the product in the territory;

          o allow the distributor to purchase our product at a fixed price during the term of the agreement. In the case of our compound ginseng capsule, the price is RMB 63.8 for a 60-granule bottle and RMB 98 for a 72-granule box. In the case of our Tianan soft capsule the price is RMB 27.6 for a 120 granule bottle.

      In December 2005, we and Xi Peng, one of our officers, formed Xian Tianan Pharmacy Marketing Co., Ltd. We contributed cash of approximately $2,600,000 for a 96.3% interest in Tianan Pharmacy. When we receive the necessary approval from the Chinese government, expected by November 2006, we will use Tianan Pharmacy to sell our products directly to retail stores, pharmacies and hospitals in areas not covered by our distributors.

      As of the date of this prospectus our products were only sold in China.

Research and Development

      In order to be competitive we will need to commit to continuous product innovation and improvement through research. Through the improvement of existing TCM herbal formulas and by creating new formulas, we plan to develop new natural remedies for the treatment and prevention of diseases.

      Our research efforts will combine in-house research, published research, and clinical studies and will involve the following:

     o    Investigation of the in vitro activity of new natural herbal extracts,
     o Identification and research of combinations of herbal extracts that may be suitable for new products,
     o Analysis of the benefits of existing and newly identified herbal extracts, and
     o    Improvement of existing products following new discoveries in TCM.

      Other than the $1,000,000 we paid Xi'an Gelin Healthy Production Research Institution in 2005 to develop our Tianan pain relief capsule, we did not spend any material amounts on research and development during the three years ended December 31, 2005.

Competition

      The alternative medicine industry is highly competitive. Many pharmaceutical companies, chemical companies, health product companies, herb extraction companies, biological engineering companies and research and development institutions, are involved in the sale of natural herb-based products. We believe that competition is based primarily on brand awareness, price, availability and product efficacy.

      Many of our competitors are large, well-established companies in the pharmaceutical, chemical, and health care fields and have greater resources than we do to devote to manufacturing, marketing, sales, research and development.

      We believe that our ability to effectively compete will be due to the following:

     1. Our Compound Ginseng capsule is the only TCM product known to us which both treats and cures prostate gland proliferation.

     2. In clinical trials involving 300 patients in China the Nizhuanle Yin Granule was effective with 90% of the patients using the product.

     3. In toxicity studies performed for us our Tianan soft capsule acted rapidly without harmful side effects.

Intellectual Property

      Pursuant to the State Protection law of China, certain herbal medicine products which have received China State Food and Drug Administration approval have automatic protected intellectual property rights for an eight-year period from the date approval. An application can subsequently be made to extend such protection for up to two consecutive seven-year periods.

      Under the State Protection law our Compound Ginseng capsule is protected until April 2010 and our Nizhuanle Yin granule is protected until November 2010. Our Tianan soft capsule, which is a nutraceutical and is not required to be approved by the China State Food and Drug Administration, is not covered by the State Protection law.

      Certain trade secrets, primarily those pertaining to the formulas for our products, are considered trade secrets. However, it is possible that the formulas for our products may become known to or independently developed by competitors.

      Our trademark, Tianrunxing is registered with the PRC. We plan to use this trademark to identify our products when we begin marketing them through our subsidiary, Xian Tianan Pharmacy Marketing Co., Ltd.

PRC Laws and Regulations Affecting Our Business

      Before a health product can be sold in China, a product sample must be sent to a clinical testing agent designated by the Ministry of Health, which conducts extensive clinical testing and examinations to verify that the product has the specified functions as stated by the company producing the product. A report is issued by the clinical testing agent confirming or negating such functions. It generally takes approximately six months to one year for the report to be issued. This report is then submitted to a provincial Health Management Commission for approval. A letter of approval issued by the commission is then submitted to the Ministry of Health for the issuance of a certificate that authorizes the sales and marketing of the product in China. In general, the approval process in China takes one and a half to two years.

      The Pharmaceutical Administrative Law of China governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law. The Chinese Food Sanitation Law provides for food sanitation standards. In China only products manufactured within Government Good Manufacturing Practice certified facilities are available for sale in China. The Good Manufacturing Practice inspections are conducted by the China Food and Drug Administration.

      We are required to use Good Manufacturing Practice approved methods to process and manufacture our products. Under GMP requirements, the manufacturing process must be capable of consistently producing quality batches of the product and the manufacturer must develop methods for testing the quality, purity, and potency of the final product. Additionally, appropriate packaging must be selected and tested and chemistry stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

      The cost of compliance with environmental laws in China has been, and is not expected to be, material.

The PRC Legal System

      The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

      However, and subject to limitations on converting currency and statutory reserve requirements, we do not believe there are any limitations concerning our ability to access the assets held by Tian Pharma, a PRC corporation which is our wholly owned subsidiary.

Taxes

      All of our income is generated in the PRC and is subject to a corporate income tax rate of 15%.

            Based on our current and expected income, assets and operations, we believe that we will not be subject to U.S. federal income tax under the controlled foreign corporation rules.

Required Statutory Reserve Funds

      In accordance with current Chinese laws, regulations and accounting standards, we are required to set aside as a general reserve at least 10% of our respective after-tax profits. Appropriations to the reserve account are not required after these reserves have reached 50% of our registered capital. These reserves are created to fund potential operating losses and are not distributable as cash dividends. We are also required to set aside between 5% to 10% of our after-tax profits to the statutory public welfare reserve. In addition and at the discretion of our directors, we may set aside a portion of our after-tax profits for enterprise expansion funds, staff welfare and bonus funds and a surplus reserve. These statutory reserves and funds can only be used for specific purposes and may not be used for dividends.

Political and Trade Relations with the United States

            Political and trade relations between the U.S. and the PRC government during the past five years have been volatile and may continue to be in the future. There can be no assurance that the political and trade ramifications of these causes of volatility or the emergence of new causes of volatility will not cause difficulties in our operations in the PRC marketplace.

Economic Reform Issues

      The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved.

      Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the interpretation of laws or regulations), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

     There can be no assurance that the reforms to the PRC's economic system will continue or that we will not be adversely affected by changes in the PRC's political, economic, and social conditions and by changes in policies of the government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Currency Conversion and Exchange

     The currency in the PRC is designated as the Renminbi ("RMB"). Although the RMB/U.S. dollar exchange rate has been relatively stable in the past five years there can be no assurance that the exchange rate will not become volatile or that the RMB will not be officially devalued against the U.S. dollar by direction of the PRC government.

     Exchange rate fluctuations may adversely affect our financial performance because of our foreign currency denominated assets and liabilities, and may reduce the value, translated or converted, as applicable into U.S. dollars, of our net fixed assets, our earnings and our declared dividends. We do not engage in any hedging activities in order to minimize the effect of exchange rate risks. As of August 31, 2006 the currency exchange rate was approximately 8 RMB for each U.S. dollar.

      The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

      Although we do not intend to pay dividends, any inability to convert RMB into U.S. $ will limit our ability to pay dividends in the future.

Employees

      As of May 31, 2006 we had 126 full time employees. Our employees were engaged in administration (22), sales and marketing (36), and manufacturing
(49). None of our employees are represented by a labor union or similar collective bargaining organization. We believe that our relations with our employees are good.

Facilities

      Our executive offices are located at Level 11, International Trade Centre No. 196 Xiaozhai East Road, Xi'an, China and consist of approximately 1,260 square feet of office space which is leased until October 2006 at a rate of $3,913 per month.

      We lease our manufacturing plant in Xi'an until 2009 at a rate of $8,058 per month.

      We also have sales offices in Xi'an, Beijing, Shanghai and Guangzhou. These sales offices range in size from 60 to 108 square feet. We pay approximately $1,248 in monthly rent for the three sales offices in Beijing, Shanghai and Guanzhou. The sales office in Xi'an is part of our executive offices.

      We own Level 10, International Trade Centre No. 196 Xiaozhai East Road, Xi'an, China, which we lease to a third party. Rental income from this property is not material to our operations.

      We believe our properties are adequately insured.

                                   MANAGEMENT

Directors and Executive Officers

     The names, ages and positions held by our executive officers and directors are listed below.

       Name                Age         Position
       ----                ---         --------

       Weng Jianjun        48          Chief Executive Officer and a Director
       Tang Huachu         42          Chief Investment Officer
       Xue Hailiang        39          Chief Production Officer
       Shi Yongzhi         58          Chief Quality Officer
       Xi Peng             42          Chief Marketing Officer
       Jia Andong          45          Chief Administration Officer
       Zhu Jie             45          Chief Financial and Accounting Officer
       Wang Renhua         36          Secretary
       Li Deshun           55          Director
       Jia Ning            48          Director
       Wang Hongwei        44          Director
       He Yanming          52          Director
       Ma Zhiguo           46          Director
       Liang Dingbang      63          Director
       Ren Ping            49          Director
       Wang Yanqing        36          Director

      Weng Jianjun has been one of our officers and directors since January 2003. Since 1995 Mr. Weng has also been the Chief Executive Officer of Xi'an Gelin Science and Technology Limited Company, a research and development firm. Between 1999 and 2002 Mr. Weng was the Chief Executive Officer of Xi'an Tian'an Pharmaceutical Limited Company.

      Tang Huachu has been one of our officers since September 2004. Since 2001 Mr. Tang has also been the Chairman of the Board of Directors of Shaanxi Haishi Investment Limited Company, a private investment firm.

      Xue Hailiang has been one of our officers since December 2003. Between 1999 and 2002 Mr. Xue was the Chief Production Officer of Shaanxi Hualong Pharmaceutical Limited Company, a firm engaged in the production and sale of TCM products.

      Shi Yongzhi has been one of our officers since January 2003. Between 1993 and 2002 Mr. Shi was the Manager of the Quality Control Department for Xi'an Zhengda Pharmaceutical Limited Company, a firm engaged in the production and sale of TCM products.

      Xi Peng has been one of our officers since May 2004. Between 2001 and 2004 Mr. Xi was the Chief Marketing Officer of Delibang Pharmaceutical Group, a company involved in the production and sale of prescription medicine.

      Jia Andong has been one of our officers since November 2004. Between 1992 and 2004 Mr. Jia was the Manager of Administration for the Gaoxin Branch of the China Construction Bank.

      Zhu Jie has been one of our officers since April 2005. Between 1998 and 2005 Mr. Zhu was the manager of the financial department of Shaanxi Xirui Group, a company involved in the production and sale of flour.

      Wang Renhua has been one of our officers since March 2003. Between 2000 and 2003 Mr. Wang was Secretary of the Board of Directors for Xi'an Shengwei Science and Technology Limited Company, a firm involved in the production and sale of pesticide.

      Li Deshun has been a director since 2004. Since 1992 Mr. Li has also been the Chief Executive Officer of Beijing Jiali Taxi Company.

      Jia Ning has been a director since 2003. Since 1994 Mr. Jia has also been a partner with Xi'an Gelin Healthcare Research Institute, a research and development firm.

      Wang Hongwei has been a director since 2003. Since 1999 Mr. Wang has been the Chief Executive Officer of Xi'an Huaming Jingmao Limited Company, a firm involved in technology development and business consulting. Since 2001 Mr. Wang has been the Chief Executive Officer of Shaaxi Economy, Technology and Information Industry Center. Mr. Wang has also been the Chief Executive Officer of Shaanxi Bafang Science and Technology Investment Limited Company, a management and financial consulting firm, since 2002.

     He Yanming has been a director since May 2005. Since April 2000 Mr. He has also been a professor at Xi'an Jiaotong University.


     Ma Zhiguo has been a director since May 2005. Since June 2001 Mr. Ma has been a professor at Xi'an Jiaotong University. Since January 2005 Mr. Ma has also been a vice dean of the Humanities Institute at Xi'an Jiaotong University.


     Liang Dingbang has been a director since March 2006. Since June 2002 Mr. Liang has also been a director of Shaanxi Baoguang Vacuum Electronic Equipment Co., Ltd., a firm engaged in the production and sale of electronic transformers and transmission equipment. Between 1998 and 2003 Mr. Liang was Chief Financial Officer for the Chinese Airspace Science and Industry Group No. 210 Institute.

     Ren Ping has been a director since March 2006. Between 1997 and 2004 Mr. Ren was a counselor for the Asia market for Sanlan Technological Development Company, a firm involved in the design and manufacture of electronic devices. Since 2004 Mr. Ren has been the marketing advisor for Xi'an Haida Pharmaceutical Co., Ltd., a firm involved in the manufacture and sale of prescription medicine.

      Wang Yanqing has been a director since March 2006. Since 2001 Mr. Wang has also been the Chief Financial Officer of Yajian International Golf Club. Between 1997 and 1999 Mr. Wang was the assistant financial manager for Century Golden Flower Co., Ltd, a company involved in the retail sale of general merchandise.

     Directors serve in such capacity until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers serve at the discretion of our Board of Directors, until their death, or until they resign or have been removed from office.

      He Yanming, Ma Zhiguo, Liang Dingband, Ren Ping and Wang Yanqing are independent directors as that term is defined by Rule 4200 of the NASDAQ Marketplace Rules.

Summary Compensation Table

      The following table shows the compensation paid or accrued during the three years ended December 31, 2005 to Weng Jianjun, our Chief Executive Officer. None of our executive officers or directors received compensation in excess of $100,000 during our past three fiscal years.

                                           Other                         All
 Name and                                  Annual   Restricted          Other
  Principal        Fiscal                  Compen-    Stock    Options  Compen-
  Position         Year   Salary   Bonus   sation     Awards   Granted  sation
-----------        ----   ------   -----   ------   ---------- -------  -------

Weng Jianjun,      2005   $5,095      --       --         --       --       --
 Chief Executive   2004   $4,516      --       --         --       --       --
 Officer           2003   $4,626      --       --         --       --       --

     We have employment agreements with all of our officers. Each employment agreement expires in January 2008. The salaries to be paid to our officers in accordance with the terms of the employment agreements are shown below:

       Name                              Monthly Salary
       ----                              --------------

       Weng Jianjun                         $    520
       Tang Huachu                          $    372
       Xue Hailiang                         $    372
       Shi Yongzhi                          $    372
       Xi Peng                              $    372
       Jia Andong                           $    372

       Zhu Jie                              $    372
       Wang Renhua                          $    248

Transactions with related parties and recent sales of unregistered securities.

     In August 2005 we sold 100 shares of our common stock to Weng Jianjun for $1.00.

     In September, 2005 we acquired all of the outstanding shares of Tian Pharma, a PRC corporation, by means of a merger. In connection with this merger we issued 13,994,750 shares of our common stock to the shareholders of Tian Pharma. The purpose of the merger was to redomicile us as a Nevada corporation. In connection with the merger, the following members of affiliates received shares of our common stock:

      Xi'an Gelin Science and Technology Limited Company is controlled by Weng Jianjun, one of our officers and directors, and received 63,613 shares.

      Shaanxi Haishi Investment Limited Company is controlled by Tang Huachu, one of our officers, and received 508,906 shares.

      Xi'an Gelin Healthy Production Research Institution is controlled by Jia Ning, one of our directors, and received 2,862,560 shares.

      Shaanxi Bafang Science and Technology Limited Company is controlled by Wang Hongwei, one of our directors, and received 636,132 shares.

      In August 2005 we paid Xi'an Gelin Healthy Production Research Institution approximately $1,000,000 for their services in bringing our Tian pain relief capsule to market by December 2011 and have it licensed. If Xi'an Gelin fails to obtain a license for the Tian pain relief capsule by August 2011 the $1,000,000 will be returned to us. Xi'an Gelin contributed its rights to the Compound Ginseng capsule in consideration for shares of Tian Pharma, our Chinese subsidiary, which we acquired by merger in September 2005. Xi'an Gelin is controlled by Jia Ning, one of our directors.


      In December 2005, we and Xi Peng formed Xian Tianan Pharmacy Marketing Co., Ltd. We contributed cash of approximately $2,600,000 for a 96.3% interest in Tianan Pharmacy. When we receive the necessary approval from the Chinese government, expected by November 2006, we will use Tianan Pharmacy to sell our products directly to retail stores, pharmacies and hospitals in areas not covered by our distributors. Xi Peng is our Chief Marketing Officer and paid $100,000 for his 3.7% interest in Tian Pharmacy. As a shareholder, Xi Peng will be entitled to 3.7% of any profits derived from the operations of Tian Pharmacy.


                             PRINCIPAL SHAREHOLDERS

            The following table shows, as of the date of this prospectus, the common stock ownership of (i) each person known by us to be the beneficial owner of five percent or more of our common stock, (ii) each officer and director and
(iii) all officers and directors as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial.

                                                Number           Percent
      Name and Address                         of Shares         of Class
      ----------------                         ---------         --------

      Xi'an Gelin Science and Technology          63,613             0.5%
      Limited Company
      #91 Youyi West Road , Xi'an, China

      Shaanxi Haishi Investment                  508,906             3.6%
       Limited Company
      # 4Gaoxin 2nd Road, Xi'an, Shaanxi, China

      Xi'an Gelin Healthy Production           2,862,595            20.4%
       Research Institution
      #125Youyi West Road, Xi'an, China

      Shaanxi Bafang Science and                 636,132             4.5%
       Technology Limited Company
      Building of International Trade Center,
      10th Floor, Apartment 108, Xi'an China

      All officers and directors               4,071,246              29%
            as a group (16 persons)

      Xi'an Gelin Science and Technology Limited Company is controlled by Weng Jianjun, one of our officers and directors.

      Shaanxi Haishi Investment Limited Company is controlled by Tang Huachu, one of our officers.

      Xi'an Gelin Healthy Production Research Institution is controlled by Jia Ning, one of our directors.

      Shaanxi Bafang Science and Technology Limited Company is controlled by Wang Hongwei, one of our directors.

      As indicated in the "Selling Shareholder" section of this prospectus, three of the shareholders shown in the table above are selling some of their shares by means of this prospectus.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the common stock to be sold by means of this prospectus are referred to as the

"selling shareholders". The selling shareholders acquired their shares in exchange for their shares of Tian Pharma, a PRC corporation which was merged into us in September, 2005.

      We will not receive any proceeds from the sale of the shares by the selling shareholders. Although we will pay all costs of registering the shares offered by the selling shareholders the selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                             Shares to
                                             be sold      Shares ownership
                                    Shares   in this     after this Offering
Name                                Owned    Offering    Number          %
----                                -----    --------    ------    --------

Xi'an Gelin Science and Technology
 Limited Company                    63,613    10,000     53,613       0.4%

Shaanxi Haishi Investment
 Limited Company                   508,906    45,000    463,906       3.3%

Shaanxi Bafang Science and
 Technology Limited Company        636,132   200,000    436,132       3.1%

Shaanxi Economy Cooperation
 Industry Company                  286,260   145,000    141,260         1%

      Xi'an Gelin Science and Technology Limited Company is controlled by Weng Jianjun, one of our officers and directors.

      Shaanxi Haishi Investment Limited Company is controlled by Tang Huachu, one of our officers.

      Shaanxi Bafang Science and Technology Limited Company is controlled by Wang Hongwei, one of our directors.

      Shaanxi Economy Cooperation Industry Company is controlled by Xiao Wei.

Plan of Distribution

            The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold initially at a price of $1.00 per share and thereafter if the shares are listed for trading on the OTC Bulletin Board or any other stock exchange at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

         o   Block transactions;

         o Transactions on the OTC Bulletin Board or on such other market on which our common stock may from time to time be trading;
         o   Privately negotiated transactions;
         o   Through the writing of options on the shares;
         o   Short sales; or
         o   Any combination of these transactions.

     The sale price to the public in these transactions may be:

         o   The market price prevailing at the time of sale;
         o   A price related to the prevailing market price;
         o   Negotiated prices; or
         o Such other price as the selling stockholders determine from time to time.

      The initial offering price is based upon our earnings per share for the six months ended June 30, 2006 and a price/earnings ratio of ten.

     In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

     Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part.

      The selling shareholders may also sell their shares pursuant to Rule 144 of the Securities and Exchange Commission.

     The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

      None of the selling shareholders are broker/dealers or are affiliated with broker/dealers.

                          DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 50,000,000 shares of our common stock, $.001 par value per share, and 20,000,000 shares of preferred stock, $.001 par value per share. See "Business-PRC Laws and Regulations Affecting our Business" for information concerning PRC laws and regulations which could impact the rights of our shareholders or limit our ability to pay dividends.

Common Stock

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

      The currency in the PRC is designated as the Renminbi ("RMB"). The PRC government imposes control over the conversion of Renminbi into foreign currencies. Although we do not intend to pay dividends, any inability to convert RMB into U.S. $ will limit our ability to pay dividends in the future.

     Holders of common stock have do not have preemptive rights and do not have the right to convert their common stock into any other securities.

Preferred Stock

     We are authorized to issue 20,000,000 shares of $.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of preferred stock outstanding.

Transfer Agent

      Corporate Stock Transfer
      3200 Cherry Creek Drive South
      Suite 430
      Denver, CO 80209
      (303) 282-4800
      (303)-282-5800 - Fax

                                     EXPERTS

     Our financial statements included in this prospectus as of and for the years ended December 31, 2005 and 2004 have been included in reliance on the report of Michael Pollack C.P.A., a independent registered certified public accountant, given on the authority of Mr. Pollack as a expert in accounting and auditing.

                                 INDEMNIFICATION

     The Nevada Revised Statutes authorize indemnification of any of our directors, officers, employees or agents against expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence in the performance of his or her duties. In addition, even a director, officer, employee, or agent who was found liable for misconduct or negligence in the performance of his or her duties may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Tian'an Pharmaceutical Co., Ltd. and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

                        TIAN'AN PHARMACEUTICAL CO., LTD.
                        CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page(s)
                                                                       -------

Report of Independent Registered Public Accounting Firm                     1

Consolidated Balance Sheets as of December 31, 2005 and 2004 (Restated)     2

Consolidated Statements of Income and Accumulated Other
  Comprehensive Income for the Years Ended December 31, 2005
  and 2004 (Restated)                                                       3

Consolidated Statements of Changes in Stockholders' Equity for the
  Years Ended December 31, 2005 and 2004 (Restated)                         4

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2005 and 2004 (Restated)                                     5

Notes to Consolidated Financial Statements                               6-22

                               MICHAEL POLLACK CPA
                               46 EQUESTRIAN LANE
                              CHERRY HILL, NJ 08003
                               TEL (215) 588-5299
                               FAX (609) 482-8018




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Tian'An Pharmaceutical Co., Ltd.

I have audited the accompanying consolidated balance sheets of Tian' An Pharmaceutical Co., Ltd. (the "Company") as of December 31, 2005 and 2004 and the related consolidated statements of income and accumulated other comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. I was not engaged to perform an audit of the Company's internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tian' An Pharmaceutical Co., Ltd. as of December 31, 2005 and 2004, and the results of its consolidated statements of income and accumulated other comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004 in conformity with U.S. generally accepted accounting principles.



/s/ Michael Pollack CPA
Cherry Hill, NJ
June 13, 2006, except for Note 10, which is dated August 15, 2006

                        TIAN' AN PHARMACEUTICAL CO., LTD.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2005 AND 2004
                                    (IN US$)

                                     ASSETS
                                                        2005             2004
                                                        ----             ----
                                                     (Restated)       (Restated)
Current Assets:
  Cash and cash equivalents                          $ 3,561,148    $ 1,652,695
  Accounts receivable, net                               755,434        451,026
  Inventories                                            473,294        164,606
  Other receivables                                      994,745      1,939,751
  Prepaid expenses and other current assets               55,571         95,009
                                                     ------------   ------------
    Total Current Assets                               5,840,192      4,303,087
                                                     ------------   ------------

  Fixed assets, net of depreciation                    1,275,509        310,628
                                                     ------------   ------------
Other Assets:
  Other assets                                           314,929              -
  Intangible assets, net                               1,762,076      1,225,125
                                                     ------------   ------------

    Total Other Assets                                 2,077,005      1,225,125
                                                     ------------   ------------
TOTAL ASSETS                                         $ 9,192,706    $ 5,838,840
                                                     ============   ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities:
  Accounts payable and accrued expenses              $   292,097    $   291,897
  Accrued taxes                                          218,297         10,702
                                                     ------------   ------------

      Total Current Liabilities                          510,394        302,599
                                                     ------------   ------------

      Total Liabilities                                  510,394        302,599
                                                     ------------   ------------

Minority interest                                         99,022              -
                                                     ------------   ------------
STOCKHOLDERS' EQUITY
  Preferred stock, $0.001 Par Value; 20,000,000
   shares authorized and 0 shares issued and
   outstanding                                                 -              -
  Common stock, $0.001 Par Value; 50,000,000
   shares authorized and 13,994,850 and 5,445,000
   shares issued and outstanding, respectively            13,995      5,445,000
  Additional paid-in capital                           7,287,451              -
  Statutiry reserves                                     153,050         13,686
  Retained earnings                                      999,241         77,555
  Accumulated other comprehensive income                 129,553              -
                                                     ------------   ------------

      Total Stockholders' Equity                       8,583,290      5,536,241
                                                     ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 9,192,706    $ 5,838,840
                                                     ============   ============


The accompanying notes are an integral part of the consolidated financial statements.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
                      CONSOLIDATED STATEMENTS OF INCOME AND
                     ACCUMULATED OTHER COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
                                    (IN US $)
                                                        2005             2004
                                                        ----             ----
                                                     (Restated)       (Restated)

OPERATING REVENUES                                  $ 3,516,888     $   612,288
                                                    ------------    ------------
COST OF SALES
  Inventory, beginning of period                        164,606          63,390
  Depreciation and amortization expense                 301,767         206,028
  Purchases                                           1,277,268         290,084
  Inventory, end of period                             (473,294)       (164,606)
                                                    ------------    ------------
       Total Cost of Sales                            1,270,347         394,896
                                                    ------------    ------------
GROSS PROFIT                                          2,246,541         217,392
                                                    ------------    ------------
OPERATING EXPENSES
   Selling and promotion                                688,705          63,305
   General and administrative fees                      148,034          50,542
   Consulting fees for stock                                  1               -
   Bad debt expense                                       1,461           1,525
   Depreciation, amortization and impairment             16,499           2,409
                                                    ------------    ------------
       Total Operating Expenses                         854,700         117,781
                                                    ------------    ------------
INCOME BEFORE OTHER INCOME (EXPENSE)                  1,391,841          99,611

OTHER INCOME (EXPENSE)
   Rental income                                          3,372               -
   Interest income, net of expense                       23,357          26,462
                                                    ------------    ------------
       Total Other Income (Expense)                      26,729          26,462
                                                    ------------    ------------

NET INCOME BEFORE PROVISION FOR INCOME TAXES
   AND MINORITY INTEREST                              1,418,570         126,073
Minority interest                                           (12)              -
                                                    ------------    ------------

NET INCOME BEFORE PROVISION FOR INCOME TAXES          1,418,558         126,073
Provision for Income Taxes                             (357,508)        (13,686)
                                                    ------------    ------------
NET INCOME APPLICABLE TO COMMON SHARES              $ 1,061,050     $   112,387
                                                    ============    ============
NET INCOME PER BASIC AND DILUTED SHARES             $      0.08     $      0.01
                                                    ============    ============
WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                               13,994,851       3,994,850
                                                    ============    ============
COMPREHENSIVE INCOME
    Net income                                      $ 1,061,050     $   112,387
    Other comprehensive income
       Currency translation adjustments                 129,553               -
                                                    ------------    ------------
       Comprehensive income                         $ 1,190,603     $   112,387
                                                    ============    ============


The accompanying notes are an integral part of the consolidated financial statements.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
                                    (IN US $)

                                                                                                 Accumulated
                                                          Additional                               Other
                                     Common Stock          Paid-in    Statutory     Retained    Comprehenisve
                                  Shares         Amount    Capital    Reserves     Earninings       Income             Total
                                  --------------------------------------------------------------------------------------------------

Balance January 1, 2004         5,445,000     $ 5,445,000 $        -  $        -  $   (21,146)    $         -       $ 5,423,854

Transfer of statutory reserves          -               -           -     13,686      (13,686)              -                 -

Net income for the year ended
 December 31, 2004, as
 previously reported                    -               -           -          -       98,701               -            98,701

Prior period adjustment,
 see Note 10                            -               -           -          -       13,686               -            13,686

Net income for the year
 ended December 31, 2004,
 as restated                            -               -           -          -      112,387               -           112,387

Balance December 31, 2004       5,445,000       5,445,000           -     13,686       77,555               -         5,536,241

Capital contributions           1,856,445       1,856,445           -          -            -               -         1,856,445

Shares cancelled upon
  merger with
  Tian An (Nevada)             (7,301,445)     (7,301,445)          -          -            -               -        (7,301,445)

Shares issued for services            100               -           1          -            -               -                 1

Shares issued in reverse
 merger with Xi' An Tian' An   13,994,750          13,995   7,287,450          -            -               -         7,301,445

Transfer of statutory reserves          -               -           -    139,364     (139,364)              -                 -

Allocation of noncontrolling
 interest                               -               -           -          -            -               -                 -

Net income for the year
 ended December 31, 2005,
 as previously reported                 -              -            -          -      921,686               -           921,686

Prior period adjustment,
 see Note 10                            -              -            -          -      139,364               -           139,364

Net income for the year
 ended December 31, 2005                -              -            -          -    1,061,050         129,553         1,190,603

Balance December 31, 2005      13,994,850      $  13,995   $7,287,451  $ 153,050  $   999,241       $ 129,553       $ 8,583,290



The accompanying notes are an integral part of the consolidated financial statements.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
                                    (IN US $)

                                                         2005            2004
                                                         ----            ----
                                                      (Restated)      (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                          $ 1,061,050    $   112,387
                                                    -------------  -------------
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
     Depreciation, amortization and impairment           316,905        208,896
     Shares issued for services rendered                       1              -
     Minority interest                                    99,022              -
     Allowance for doubtful accounts                       1,530          2,266

  Changes in assets and liabilities
     (Increase) in accounts receivable                  (305,938)      (305,760)
     (Increase)  in inventory                           (308,688)      (101,216)
     (Increase) decrease in other receivables            945,006     (1,935,153)
     (Increase) decrease in prepaid expenses
      and other current assets                            39,438        (95,009)
     (Increase)  in other assets                        (314,929)             -
     Increase in accounts payable and
       and accrued expenses                              207,795        195,479
                                                    -------------  -------------
     Total adjustments                                   680,142     (2,030,497)
                                                    -------------  -------------
     Net cash provided by (used in) operating
      activities                                       1,741,192     (1,918,110)
                                                    -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
   (Acquisitions) of fixed assets                     (1,050,898)      (299,746)
   Disposals of fixed assets                                   -            805
   (Acquisitions) of intangible assets                  (767,839)             -
                                                    -------------  -------------
      Net cash (used in) investing activities         (1,818,737)      (298,941)
                                                    -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITES
    Proceeds from issuance of common stock             1,856,445              -
                                                    -------------  -------------
    Net cash provided by financing activities          1,856,445              -
                                                    -------------  -------------
Effect of foreign currency translation                   129,553              -
                                                    -------------  -------------
NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS                          1,908,453     (2,217,051)

CASH AND CASH EQUIVALENTS -
    BEGINNING OF PERIOD                                1,652,695      3,869,746
                                                    -------------  -------------
CASH AND CASH EQUIVALENTS - END OF PERIOD           $  3,561,148   $  1,652,695
                                                    =============  =============
CASH PAID DURING THE YEAR FOR:
    Income taxes                                    $          -   $          -
                                                    =============  =============

                                                    =============  =============

The accompanying notes are an integral part of the consolidated financial statements.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 1 -  ORGANIZATION AND BASIS OF PRESENTATION

          Tian' An Pharmaceutical Co. Ltd. ("Tian' An") was established in Xi'An of the Peoples Republic of China ("PRC") by Shaanxi Bafang Science and Technology Investment Co., Ltd, Shaanxi Economic Cooperation Property Company, Shaanxi Ruike Investment Co., Ltd., Xi'An Green Health Products Research Center, Xi' An Green Science and Technology and
          nineteen individuals on January 17, 2003. In 2005, Shaanxi Bafang Science and Technology Investment Co., Ltd. and Shaanxi Ruike Investment Co., Ltd. transferred a portion of their ownership interest to two individuals, and an additional 1,856,445 shares were purchased by two individuals and one company.

          Tian' An was first organized for the purpose of the development, manufacturing and commercialization of traditional Chinese herbal medicines and biological pharmaceuticals. The main business line of Tian' An is production and sales of hard capsule, soft ointment, as well as research and development of biology goods and health care products. The Company conducts its business exclusively in the PRC.

          In December 2005, Tian' An and another individual set up a subsidiary company, Xi' An Tianan Pharmacy Marketing Co., Ltd (the "Subsidiary"). Tian' An injected cash amounting to approximately $2,600,000 as its capital contribution, accounting for 96.3% of the total registered capital of the Subsidiary (See Note 7).

          On August 15, 2005, the officers of Tian' An filed Articles of Incorporation in the State of Nevada which was approved August 23, 2005 to create Tian' An Pharmaceutical Co., Ltd, a Nevada corporation (the "Company") and also established T2 Pharmaceutical Inc., a Colorado corporation ("T2") and wholly owned subsidiary of the Company.

          On August 25, 2005, Tian' An merged into and with T2 and became the surviving entity and wholly owned subsidiary of the Company. The Company incorporated with 50,000,000 shares of common stock and 20,000,000 shares of preferred stock both with a par value of $0.001. The Company issued 100 shares of common stock to its founder for $1.00, then issued 13,994,750 shares of common stock in exchange for 100% of the issued and outstanding shares of Tian' An. Thereafter and for purposes of these consolidated financial statements the "Company" and "Tian' An" are used to refer to the operations of Tian' An Pharmaceutical Co. Ltd. For accounting purposes, the Company accounted for the acquisition of Tian' An as a recapitalization. The transaction involved entities under common control as defined in Statement of Financial Standard 141, "Business Combinations". As such, the net assets of Tian' An were acquired at their carrying values at the time of the acquisition. The comparative figures for 2004 are those of Tian' An.

          As modern medical science is experiencing a change from biological research to biological-psychological-social research with traditional medical science playing a more important role than ever, the Company has positioned itself with the products they currently manufacture as well as the products under development to be successful. Many modern chemical medicines contain high toxicities and present numerous side effects. Purely chemical medicines are difficult, time consuming and expensive to develop.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 1-   ORGANIZATION AND BASIS OF PRESENTATION CONTINUED)
          --------------------------------------

          The Company's Traditional Chinese Medicines represent advantages over chemical medicines and the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of "natural" and "green" products in a variety of industries.

          The Company sells its products on a wholesale basis to distributors who resell the product to customers located in China. The Company has five major sales agents, Huayuan Life Pharmacy, Shaanxi Guangda Pharmacy, Hubiaohang Nanyang Tonic, Gansu Fuhe and Guangzhou Jidong Pharmacy, which distribute approximately 91% of the products. In general, sales are made under a purchase order arrangement with payment in full on the order due prior to shipment. The Company does not sell its products directly to end-users.

          The Company employs Good Manufacturing Practice "GMP" approved methods in processing and manufacturing its products. The Company obtains its raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in its facility. In the case of batch manufacturing, the Company employs a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract.

          Once the purification process has been completed, the extract is concentrated and re-filtering at which time it is packaged and shipped to its customers. The Company maintains approximately one month of finished product on hand, and approximately two months of raw materials for production.

          The GMP inspection was performed by State Food and Drug Administration. The Chinese central government mandates manufacturers of Chinese herbs to comply with GMP standards by December 31, 2005. Starting on January 1, 2006, only products manufactured within GMP certified facilities are available for sale in China. Currently, approximately one third of Chinese manufacturers in this industry are in compliance with the new mandate. The Company has invested substantial capital in its manufacturing facility in order to comply with the more stringent standards mandated by the central government in order to pass the GMP inspection.

          As noted in Note 10, the Company has restated its consolidated financial statements to properly account for the statutory reserves. The net effect of this change resulted in an increase to the net income of the Company of $139,364 and $13,686 for the years ended December 31, 2005 and 2004, respectively.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Principles of Consolidation
          ---------------------------

          The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 3.7% interest not owned by the Company in its joint venture with Xi' An Tina'An Pharmacy Marketing Co., Ltd. is reflected as a minority interest in the consolidated financial statements.

          Use of Estimates
          ----------------

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

          Economic and Political Risks
          ----------------------------

          The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

          The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

          Cash and Cash Equivalents
          -------------------------

          The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company maintained $250 and $658 as of December 31, 2005 and 2004, respectively in cash on hand. The remainder of the cash was in financial institutions.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Comprehensive Income
          --------------------

          The Company adopted Statement of Financial Accounting Standards No, 130, "Reporting Comprehensive Income," (SFAS No. 130). SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations.

          Comprehensive   income  is  a  more  inclusive   financial   reporting
          methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

          Inventory
          ---------

          Inventory is valued at the lower of cost or market (using the weighted average method) and net realizable value. Inventory includes raw material, work in process and finished goods.

          The net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion, selling expenses and related taxes.

          Fair Value of Financial Instruments
          -----------------------------------

          The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

          Currency Translation
          --------------------

          The Company's functional currency is that of the PRC which is the Chinese Renminbi (RMB). The reporting currency is that of the US Dollar. Capital accounts of the consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The year end RMB to US dollar as of December 31, 2005 and 2004 were 8.0702 and 8.3, respectively, and the average yearly RMB to the US dollar for 2005 and 2004 were 8.1734 and 8.3, respectively. The RMB is not freely convertible into foreign currency and all foreign currency exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollar at the rates used in translation. The Company records these translation adjustments as accumulated other comprehensive income
          (loss). Gains and losses from foreign currency transactions are included in other income (expense) in the results of operations. For the years ended December 31, 2005 and 2004, the Company recorded approximately $129,553 and $0 in transaction gains (losses) as a result of currency translation.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


          Research and Development
          ------------------------

          The Company annually incurs costs on activities that relate to research and development of new products. Research and development costs are expensed as incurred.

          Retirement Benefits
          -------------------

          Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of income as incurred.

          Revenue Recognition
          -------------------

          The Company generates revenue from the sale of its nutritional herbal products.

          Revenue for the sale of its goods are recognized in accordance with Staff Accounting Bulletin 101. Revenue is recognized when:


               1) Persuasive evidence of an arrangement exists;
               2) Delivery has occurred or services have been rendered;
               3) The  seller's  price to the buyer is fixed or  determinable,
                  and
               4) Collectibility is reasonably assured.

          The Company's customers consist primarily of large pharmaceutical wholesalers who sell directly into the retail channel.

          Accounts Receivable
          -------------------

          The Company conducts business and extends credit based on an evaluation of the customers' financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has established a reserve for uncollectibles of $3,796 and $2,266 as of December 31, 2005 and 2004, respectively.

          Accounts receivable are generally due within 30 days and collateral is not required.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Advertising Costs
          -----------------

          The Company expenses the costs associated with advertising as incurred. Advertising expenses for the years ended December 31, 2005 and 2004 of $554,554 and $8,216, respectively are included in selling and promotional expenses in the consolidated statements of income. Advertising costs include marketing brochures and displays for retail outlets.

          Advance to Suppliers
          --------------------

          Advances  to  suppliers   represent  the  cash  paid  in  advance  for
          purchasing raw materials.

          Fixed Assets
          ------------

          Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, net of the estimated residual values; building - 35 years (5% estimated residual value), equipment - 5 years (5% residual value), machinery- 10 years (5% residual value), leasehold improvements - 5 years (no residual value) and vehicles - 8 years (5% residual value).

          When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

          Land Use Rights
          ---------------

          According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights would be amortized using the straight-line method over the respective lease term. The Company does not have nay land use rights.

          Construction in Progress
          ------------------------

          Construction in progress represents direct costs of construction or acquisition and design fees incurred, as well as interest charges directly related to debt incurred on behalf of particular construction projects. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets (building or equipment) when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Impairment of Long-Lived Assets
          -------------------------------

          Long-lived assets, primarily fixed assets and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

          Intangible Assets
          -----------------

          Intangible assets consist of pharmaceutical licenses and are initially recorded at acquisition cost and amortized on a straight-line basis over their estimated useful lives of between five and eight years. Amortization expense is included in cost of sales in the consolidated statements of operations.

          Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all production costs are capitalized and carried at cost. Capitalized costs are amortized based on straight-line amortization over the remaining estimated economic life of the product.

          Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the fair value of the intangible assets against the respective carrying amounts of these intangible assets. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Intangible Assets (Continued)
          -----------------


                                                   As of December 31, 2005
                                                 Gross
                                                Carrying     Accumulated
                                                 Amount      Amortization       Net

            Amortized Intangible Assets:

            Pharmaceutical licenses         $  2,401,340  $     639,264  $  1,762,076
                                            ============  =============  ============

            Amortization Expense:
                For the year ended December 31, 2005      $     230,888
                For the year ended December 31, 2004            204,188

            Estimated Amortization Expense:

                For the year ended December 31, 2006      $     357,366
                For the year ended December 31, 2007            357,366
                For the year ended December 31, 2008            357,366
                For the year ended December 31, 2009            357,366
                For the year ended December 31, 2010            332,612
                                                         --------------

                         Total                            $   1,762,076
                                                          =============

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


          Earnings Per Share of Common Stock
          ----------------------------------

          Basic net earnings per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be antidilutive for periods presented. The Company did not have a loss for either period.

          The following is a reconciliation of the computation for basic and diluted EPS:

                                                  December 31,      December 31,
                                                      2005              2004
                                                  ------------      -----------
                                                   (Restated)       (Restated)

            Net income                           $ 1,061,050       $   112,387

            Weighted-average common shares
                Outstanding (Basic)               13,994,850        13,994,850

            Weighted-average common stock
            Equivalents
                 Stock options                            --                --
                 Warrants                                 --                --
                                              --------------    --------------

            Weighted-average common shares
            Outstanding (Diluted)                 13,994,850        13,994,850
                                              ==============    ==============

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
          ------------------------------------------------------

          Income Taxes
          ------------

          The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

          In accordance with the relevant tax laws and regulations of PRC and US, the corporation income tax rate applicable ranges from 15% to 34%.

          Stock-Based Compensation
          ------------------------

          The Company follows FASB 123R in accounting for its stock based compensation (see Recent Accounting Pronouncements). This measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees and common stock issuances are less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. The Company for 2005 and 2004 did not grant any options or warrants that would need to be valued under such method. The following represents the effect on net income attributable to common shareholders per share if the fair value method had been applied to all awards.

                                                      Years Ended December 31,
                                                      ------------------------
                                                        2005            2004
                                                        ----            ----
            Net income:                              (Restated)      (Restated)
              As reported
                                                     $1,061,050       $112,387
              Add: Stock-based employee
            compensation expense included in
            reported net loss, net of related                 -              -
            tax effects
              Less: Total stock-based employee
               compensation expense determined
               under fair value based method for
               all awards, net of related tax effects        (-)            (-)
                                                     -----------     ----------
              Pro forma                               $1,061,050       $112,387
            Net earnings per share:
              As reported:
                Basic                                      $0.08          $0.01
                Diluted                                    $0.08          $0.01
              Pro forma:
                Basic                                      $0.08          $0.01
                Diluted                                    $0.08          $0.01

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
          ------------------------------------------------------

          Stock-Based Compensation (Continued)
          ------------------------------------

          The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

          Segment Information
          -------------------

          The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. For 2005 and 2004, the Company operated in one segment and one geographical location.

          Recent Accounting Pronouncements
          --------------------------------

          On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 3-   FIXED ASSETS
          ------------

          Fixed assets as of December 31, 2005 and 2004 were as follows:

                                      Estimated
                                       Useful
                                      Lives (Years)     2005       2004


            Land use right                  50            $0         $0
            Buildings                       35       594,574          0
            Equipment                       5         41,370      9,327
            Machinery                       10       601,196    297,246
            Vehicles                        8         23,477     19,360
            Leasehold improvements          5        117,575          0
                                                  -----------   --------

                                                    1,378,192   325,933
            Less:  accumulated depreciation            15,305   102,683
                                                  -----------   --------
            Property and equipment, net            $1,275,509  $310,628
                                                  ===========  =========

          There was $87,378 and $4,249 charged to operations for depreciation expense for the years ended December 31, 2005 and 2004, respectively, of which $70,879 and $1,840 is included in cost of goods sold. There was no impairment for these assets during the years ended December 31, 2005 and 2004.

          The  Company  leased  a  factory  in the  Xi'  An  High-and  new  tech
          Industrial Development Zone in November 2004 to engage in pharmacy production. In May 2005, the Company passed its Good Manufacturing Practice, which as of June 1, 2005, was mandatory for all pharmaceutical companies in PRC. The Company employs Good Manufacturing Practice "GMP" approved methods in processing and manufacturing its products. The Company obtains its raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in its facility. In the case of batch manufacturing, the Company employs a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract.

          The Company has leased a portion of its buildings to two non-related parties. The lease term runs from November 2005 to November 2006. Rental income earned by the Company approximates $27,568 RMB per month ($3,370 US$). These amounts are included in other income in the consolidated financial statements.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 4-   INVENTORIES
          -----------

          Inventories consisted of the following as of December 31, 2005 and 2004:

                                                        2005       2004

            Raw materials                             $6,989     $5,277
            Work in process                          118,590          -
            Finished goods                           347,715    159,329
                                                     -------    -------

                                                     473,294    164,606
            Less: provision for
            write-down of inventory                        -          -
                                                           -          -
            Inventory, net                          $473,294   $164,606
                                                    ========   ========

          There was no obsolescence of inventory or write-downs of inventory for the years ended December 31, 2005 and 2004.

NOTE 5-   STOCKHOLDERS' EQUITY
          --------------------

          Common Stock
          ------------

          As of December 31, 2005, the Company has 50,000,000 shares of common stock authorized with a par value of $0.001.

          The Company issued 100 shares of common stock to its founder for $1.00, then exchanged 13,994,750 shares of common stock in exchange of 100% of the authorized capital of Tian' An Pharmaceutical Co., Ltd (CHINA).

          Tian' An Pharmaceutical Co., Ltd (CHINA) in 2003 issued 5,445,000 shares.

          During 2005, Tian' An issued an additional 1,856,445 shares pre-merger with the Nevada corporation to have 7,301,445 shares issued. These shares were exchanged for 13,994,750 shares of the Nevada corporation.

          The Company has not granted any options or warrants during 2005 or 2004.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 5-   STOCKHOLDERS' EQUITY (CONTINUED)
          -------------------------------

          Preferred Stock
          ---------------

          As of December 31, 2005, the Company has 20,000,000 shares of preferred stock authorized with a par value of $0.001. There are no shares issued and outstanding.

          Statutory Reserves
          ------------------

          Statutory reserves include a statutory surplus reserve and a statutory public welfare fund, which are maintained in accordance with the legal requirements of the PRC. Pursuant to the Articles of Association, the Company has to appropriate 15% of the net income, based on the accounts prepared in accordance with accounting principles generally accepted in the PRC, to the statutory surplus reserve and statutory public welfare fund. The statutory surplus reserve can be utilized to offset prior years' losses or for capitalization as additional paid-in capital, whereas the statutory public welfare fund shall be utilized for collective staff welfare benefits such as building of staff quarters or housing. No distribution of the statutory reserves shall be made other than on a liquidation of the Company.


NOTE 6-   PROVISION FOR INCOME TAXES
          --------------------------

          Corporate Income Taxes
          ----------------------

          In accordance with the relevant tax laws and regulations of PRC, the corporate income tax rate is 15% and 33%. The corporate income tax for 2005 was 15% because Tian' An is considered a high technology company by the Chinese government. For 2004, the Company was provided tax relief by the government and their tax was at 0%. For 2005 through 2007, the Company will be taxed at the 15% rate, and then commencing 2008, the Company will apply for approval to be taxed as a high technology company again for another three years to be taxed at 15%. Should they not be considered a high technology company they will be taxed at the 33% tax rate.

          At December 31, 2005 and 2004, corporate income tax consists of the following:

                                              2005             2004
                                             ----             ----

               Tax expense - current     $ 357,508         $ 13,686

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 6-   PROVISION FOR INCOME TAXES (CONTINUED)
          --------------------------------------

          Corporate Income Taxes (Continued)
          ----------------------------------

          A reconciliation of the PRC enterprise income tax rate to the effective income tax rate is as follows:

                                                    ---------------------------

                                                       2005         2004
                                                    -----------  ------------

            Statutory rate - corporate income tax       15%           0%

            Surcharge on taxes not deductible for      2.2            0
            PRC purposes                            -----------  ------------
                                                      17.2%           0%
                                                    ===========  ============




          The surcharge on taxes not deductible for PRC purposes represents permanent differences due to salary and welfare items exceeding the ceiling based on PRC regulations regarding headcount. In addition, there are some very small tax surcharges included such as a business tax on the rental income, water conservancy funds and educational assessments.


          Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company has no temporary or permanent differences. Therefore, no deferred tax assets and liabilities have been recognized and no valuation allowance has been established.

          The depreciation and amortization methods and lives the Company utilizes are identical for book and tax purposes. Additionally, there is no income or expense included in books not included in tax.

          Value Added Tax
          ---------------

          In accordance with the relevant taxation laws in the PRC, the Value Added tax ("VAT") rate for export sales is 0% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may deduct therefrom the VAT it has paid on eligible purchases. The VAT that the Company collects on sales is not included in sales. The amount of VAT payable as of December 31, 2005 and 2004 is $76,154 and $9,510, respectively and is included in accounts payable and accrued expenses.

NOTE 7-   SUBSIDIARY
          ----------

          As noted in Note 1, the Company and an individual in December 2005 established a subsidiary company through a joint venture, Xi' An Tian'an Pharmacy Marketing Co., Ltd (the "Subsidiary"). Tian' An injected cash amounting to approximately $2,600,000 as its capital contribution, accounting for 96.3% of the total registered capital of the Subsidiary. The capital infusion will be utilized for start-up costs of the Subsidiary as well as the hiring of staff and an extensive marketing campaign for the Company. The remaining 3.7%
          ownership is reflected as minority interest in the consolidated financial statements.

                                       21
                        TIAN' AN PHARMACEUTICAL CO., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 8-   RELATED PARTY TRANSACTIONS
          --------------------------

          In July 2005, the Tian'an entered into a Pharmaceutical License Purchase Contract with Xi' An Gelin Healthy Production Research Institute for the development of Tian' An Pain Relief capsule. Xi' An Gelin Healthy Production Research Institute is a shareholder of the Company and contributed their license for Compound Ginseng Capsule for their shares in Tian' An (see Note 2 - Intangible Assets). The Company has valued the intangibles at historical cost.

          Tian' An paid Xi' An Gelin Healthy Production Research Institute approximately $1,000,000 (US$) (8,000,000 RMB). Xi' An Gelin Healthy Production Research Institute in accordance with the agreement must offer the result of their research and development of the new medicine by August 2011, and have it licensed by December 2011. Should Xi' An Gelin Healthy Production Research Institute fail to obtain a license for the product, they must return the fee. The Company has recorded this fee in other receivables on its consolidated balance sheets as of December 31, 2005.

          Should Tian' An receive the license, the payment will be reclassified to Intangible Assets and amortized over the term of the license and tested for impairment quarterly by Management.

NOTE 9-   COMMITMENTS
          -----------

          Rental
          ------

          Tian' An has entered into lease agreements for their manufacturing plant and office space that expire through October 2009. Rentals vary in amounts ranging up to $8,000 (US) per month.

          Minimum lease payments under operating leases at December 31, 2005 are as follows:

          Year ending December 31, 2006                 $143,800
                                   2007                   96,700
                                   2008                   96,700
                                   2009                   80,500

          Failed Business Combination
          ---------------------------

          In 2004, Tian' An intended to acquire a local pharmacy called Tongyi Chain Drugstore . Tian' An paid a deposit in the amount of approximately $1,936,000 (16,000,000 RMB) for this acquisition. Upon further due diligence, Tian' An decided to terminate the purchase agreement and was returned their deposit. Tian' An has included the deposit in other receivables on the consolidated balance sheets at December 31, 2004.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2005 AND 2004

NOTE 10-  RESTATEMENTS OF PRIOR FINANCIAL STATEMENTS
          ------------------------------------------

          The Company has restated its prior consolidated financial statements to properly account for the statutory reserves. The net effect of this change resulted in an increase to the net income of the Company of $139,364 and $13,686 for the years ended December 31, 2005 and 2004, respectively. The change increased the net income from $921,686 to $1,061,050 in 2005 and from $98,701 to $112,387 in 2004. The following represents the line items effected in the restatements:

          2005
          Selling and promotion             $80,000
          General and administrative fee     59,364
                                             ------
                                           $139,364
                                           ========

          2004
          Selling and promotion            $      0
          General and administrative fee     13,686
                                             ------
                                           $ 13,686
                                           ========

          The adjustment is necessary due to the increase in statutory reserves being reflected previously as increases in the expense accounts and posted as a liability. Upon further analysis, the Company determined that the statutory reserves did not meet the definition of a liability under CON 6, and these items will be reflected as increases to equity.

                        TIAN'AN PHARMACEUTICAL CO., LTD.
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     SIX MONTHS ENDED JUNE 30, 2006 AND 2005

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page(s)

Report of Independent Registered Public Accounting Firm                   1

Condensed Consolidated Balance Sheet as of June 30, 2006 (Unaudited)      2

Condensed Consolidated Statements of Operations and Accumulated Other
   Comprehensive Income (Loss) for the Six and Three Months Ended
   June 30, 2006 and 2005 (Unaudited)                                     3

Condensed Consolidated Statements of Changes in Stockholders'
  Equity for the Years Ended December 31, 2005 and 2004 and Six
  Months Ended June 30, 2006 (Unaudited)                                  4

Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 2006 and 2005 (Unaudited)                         5


Notes to Condensed Consolidated Financial Statements                   6-23

                               MICHAEL POLLACK CPA
                               46 EQUESTRIAN LANE
                              CHERRY HILL, NJ 08003
                               TEL (215) 588-5299
                               FAX (609) 482-8018




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Tian'An Pharmaceutical Co., Ltd.

I have reviewed the accompanying condensed consolidated balance sheet of TIAN'AN Pharmaceutical Co., Ltd. (the "Company") as of June 30, 2006 and the related condensed consolidated statements of operations and accumulated other comprehensive income (loss), changes in stockholders' equity, and cash flows for the six months ended June 30, 2006 and 2005. These interim condensed consolidated financial statements are the responsibility of the Company's management.

I conducted the reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the condensed consolidated financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the accompanying interim condensed consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.



/s/ Michael Pollack CPA
------------------------

Cherry Hill, NJ
August 15, 2006

                        TIAN'AN PHARMACEUTICAL CO., LTD.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            JUNE 30, 2006 (UNAUDITED)
                                    (IN US$)

                                     ASSETS
Current Assets:
  Cash and cash equivalents                           $  4,269,659
  Accounts receivable, net                               1,050,430
  Inventories                                              480,472
  Other receivables                                      1,005,492
  Prepaid expenses and other current assets                 85,236
                                                     -------------
   Total Current Assets                                  6,891,289
                                                     -------------

Fixed assets, net of depreciation                        1,248,882
                                                     -------------

Other Assets:
   Other assets                                            254,602
   Intangible assets, net                                1,600,102
                                                      ------------
    Total Other Assets                                   1,854,704
                                                      ------------

TOTAL ASSETS                                           $ 9,994,875
                                                       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities:
  Accounts payable and accrued expenses               $    401,096
  Accrued taxes                                            135,737
                                                     -------------
      Total Current Liabilities                            536,833
                                                     -------------

      Total Liabilities                                    536,833
                                                     -------------
  Minority interest                                         98,754
                                                     -------------

STOCKHOLDERS' EQUITY
  Preferred stock, $0.001 Par Value; 20,000,000
    shares authorized and 0 shares issued and
    outstanding                                                 --
  Common stock, $0.001 Par Value; 50,000,000
    shares authorized and 13,994,850 and
    5,445,000 shares issued and outstanding,
    respectively                                            13,995
  Additional paid-in capital                             7,287,451
  Statutory reserves                                       153,050
  Retained earnings                                      1,685,250
  Accumulated other comprehensive income                   219,542
                                                      ------------
      Total Stockholders' Equity                         9,359,288
                                                      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $  9,994,875
                                                      ============


The accompanying notes are an integral part of the condensed consolidated financial statements.

                        TIAN'AN PHARMACEUTICAL CO., LTD.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
                  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
      FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)
                                    (IN US $)

                                         Six Months Ended            Three Months Ended
                                             June 30,                      June 30,
                                        ------------------          ----------------------
                                        2006          2005          2006              2005
                                        ----          ----          ----              ----

OPERATING REVENUES                  $ 3,461,039  $   672,176    $ 1,778,759      $ 672,176

COST OF SALES
  Inventory, beginning of period        473,294       63,390        355,733        289,807
  Depreciation and amortization
     expense                            179,823      102,094         90,147         51,047
  Purchases                           1,057,602      524,373        663,081        297,957
  Inventory, end of period             (480,472)    (376,756)      (480,472)      (376,756)
                                    -----------   ----------     ----------      ---------
       Total Cost of Sales            1,230,247      313,101        628,489        262,055
                                    -----------   ----------     ----------      ---------

GROSS PROFIT                          2,230,792      359,075      1,150,270        410,121
                                    -----------   ----------     ----------      ---------

OPERATING EXPENSES
   Selling and promotion              1,158,705      174,692        594,213        146,670
   General and administrative fees      269,906      140,661        190,183         89,423

   Loss on disposal of fixed assets      (1,671)          --         (1,671)            --
   Depreciation, amortization
      and impairment                      6,047       10,593          3,277          7,346
                                    -----------   ----------     ----------      ---------
       Total Operating Expenses       1,436,329      325,946        789,344        243,439
                                    -----------   ----------     ----------      ---------

INCOME BEFORE OTHER
      INCOME (EXPENSE)                  796,134       33,129        362,597        166,682

OTHER INCOME (EXPENSE)
   Rental income                         19,237           --         10,458             --
   Interest income, net of expense       13,794        9,326          7,436          7,195
                                    -----------   ----------     ----------      ---------

       Total Other Income (Expense)      33,031        9,326         17,894          7,195
                                    -----------   ----------     ----------      ---------

NET INCOME BEFORE PROVISION
    FOR INCOME TAXES AND
    MINORITY INTEREST                   827,494       42,455        378,820        173,877
Minority interest                           268           --             57             --
                                    -----------   ----------     ----------      ---------

NET INCOME BEFORE PROVISION
    FOR INCOME TAXES                    827,762       42,455        378,877        173,877
Provision for Income Taxes             (141,753)     (10,987)       (69,310)       (10,987)
                                    -----------   ----------     ----------      ---------

NET INCOME APPLICABLE TO
    COMMON SHARES                   $   686,009   $   31,468     $  309,567      $ 162,890
                                    ===========   ==========     ==========      =========

NET INCOME PER BASIC AND
     DILUTED SHARES                 $      0.05   $     0.00     $     0.02      $    0.01
                                    ===========   ==========     ==========      =========

WEIGHTED AVERAGE NUMBER
     OF COMMON SHARES
     OUTSTANDING                     13,994,850   13,994,850     13,994,850     13,994,850
                                    ===========   ==========     ==========     ==========

COMPREHENSIVE INCOME (LOSS)
  Net income (loss)                  $  686,009   $   31,468    $   309,567    $   162,890
  Other comprehensive income (loss)
    Currency translation adjustments     89,989           --         27,605             --
                                    -----------   ----------     ----------      ---------

Comprehensive income (loss)          $  775,998   $   31,468    $   337,172    $   162,890
                                    ===========   ==========     ==========     ==========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                        TIAN'AN PHARMACEUTICAL CO., LTD.
      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
                                    (IN US $)

                                                                                              Accumulated
                                                      Additional                 Retained       Other
                                  Common Stock         Paid-in      Statutory    Earnings   Comprehenisve
                              Shares        Amount     Capital      Reserves    (Deficit)     Income (Loss)     Total
------------------------------------------------------------------------------------------------------------------------------------

Balance January 1, 2004     5,445,000   $ 5,445,000   $      --    $     --     $ (21,146)    $       --  $ 5,423,854
Transfer to statutory
  Reserves                         --            --          --      13,686       (13,686)            --           --
Net income for the year
  ended December 31, 2004,
  as previously reported           --            --          --          --        98,701             --       98,701
Prior period adjustment,
   see Note 10                     --            --          --          --        13,686             --       13,686
                            -------------------------------------------------------------------------------------------------------
Net income for the year ended
  December 31, 2004,
  as restated                      --            --          --          --       112,387             --      112,387
                           --------------------------------------------------------------------------------------------------------
Balance December 31, 2004   5,445,000     5,445,000          --       13,686       77,555             --    5,536,241
Capital contributions       1,856,445     1,856,445          --           --           --             --    1,856,445
Shares cancelled upon merger
   with Tian'an (Nevada)   (7,301,445)   (7,301,445)         --           --           --             --   (7,301,445)
Shares issued for services        100            --           1           --           --             --            1
Shares issued in merger with
  Xi'An TIAN'AN            13,994,750        13,995   7,287,450           --           --             --    7,301,445
Transfer to statutory
   reserves                        --            --          --      139,364     (139,364)            --           --
Allocation of non-
   controlling interest            --            --          --           --           --             --           --
Net income for the year ended
   December 31, 2005, as
   previously reported             --            --          --           --      921,686             --      921,686
Prior period adjustment,
    see Note 10                    --            --          --           --      139,364             --      139,364
                            --------------------------------------------------------------------------------------------------------
Net income for the year ended
   December 31, 2005,
   as restated                     --            --          --           --    1,061,050        129,553    1,190,615
                            --------------------------------------------------------------------------------------------------------

Balance December 31, 2005  13,994,850        13,995   7,287,451      153,050      999,241        129,553    8,583,290
Net income for the six
 months ended June 30, 2006        --            --          --           --      686,009         89,989      775,998
                            --------------------------------------------------------------------------------------------------------
Balance June 30, 2006      13,994,850       $13,995  $7,287,451    $ 153,050   $1,685,250      $ 219,542   $9,359,288
                           ==========       =======  ==========    ==========  ===========    ==========   ==========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)
                                    (IN US $)

                                                           2006          2005
                                                         -------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                         $   686,009    $   31,468
                                                       ----------    ---------

   Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation, amortization and impairment            187,977       131,596
     Loss on disposal of fixed assets                       1,671            --
     Minority interest                                       (268)           --

  Changes in assets and liabilities
     (Increase) decrease in accounts receivable          (294,996)       54,181
     (Increase) in inventory                               (7,178)     (212,150)
     (Increase) decrease in other receivables             (10,747)    1,935,213
     (Increase) in prepaid expenses and other
        current assets                                    (29,665)       (2,541)
     (Increase) decrease in other assets                   60,327      (369,478)
     Increase (decrease) in accounts payable and
       and accrued expenses                                26,439       (36,867)
                                                       ----------     ---------
     Total adjustments                                    (66,440)    1,499,954
                                                       ----------     ---------

     Net cash provided by operating activities            619,569     1,531,422
                                                     ------------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   (Acquisitions) of fixed assets                         (29,165)     (320,956)
   Disposals of fixed assets                               28,118            --
                                                     ------------     ---------
Net cash (used in) investing activities                    (1,047)     (320,956)
                                                     ------------     ---------

CASH FLOWS FROM FINANCING ACTIVITES
    Proceeds from issuance of common stock                     --     1,815,000
                                                     ------------     ---------
    Net cash provided by financing activities                  --     1,815,000
                                                     ------------     ---------
Effect of foreign currency translation                     89,989            --
                                                     ------------     ---------

NET INCREASE IN CASH AND CASH
    EQUIVALENTS                                           708,511     3,025,466

CASH AND CASH EQUIVALENTS -
    BEGINNING OF PERIOD                                 3,561,148     1,652,695
                                                      -----------     ---------

CASH AND CASH EQUIVALENTS - END OF PERIOD             $ 4,269,659    $4,678,161
                                                      ===========   ===========

CASH PAID DURING THE PERIOD FOR:
    Income taxes                                      $        --    $       --
                                                      ===========    ==========


The accompanying notes are an integral part of the condensed consolidated financial statements.

                        TIAN'AN PHARMACEUTICAL CO., LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2006 AND 2005


NOTE 1-     ORGANIZATION AND BASIS OF PRESENTATION

     The unaudited condensed financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the December 31, 2005 audited financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these condensed financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

     These condensed unaudited financial statements reflect all adjustments, including normal recurring adjustments which, in the opinion of management, are necessary to present fairly the operations and cash flows for the periods presented.

     TIAN'AN Pharmaceutical Co. Ltd. ("TIAN'AN") was established in Xi'An of the Peoples Republic of China ("PRC") by Shaanxi Bafang Science and Technology Investment Co., Ltd, Shaanxi Economic Cooperation Property Company, Shaanxi Ruike Investment Co., Ltd., Xi'An Green Health Products Research Center, Xi' An Green Science and Technology and nineteen individuals on January 17, 2003. In 2005, Shaanxi Bafang Science and Technology Investment Co., Ltd. and Shaanxi Ruike Investment Co., Ltd. transferred a portion of their ownership interest to two individuals, and an additional 1,856,445 shares were purchased by two individuals and one company.

     TIAN'AN was first organized for the purpose of the development, manufacturing and commercialization of traditional Chinese herbal medicines and biological pharmaceuticals. The main business line of TIAN'AN is production and sales of hard capsule, soft ointment, as well as research and development of biology goods and health care products. The Company conducts its business exclusively in the PRC.

     In December 2005, TIAN'AN and another individual set up a subsidiary company, Xi' An Tianan Pharmacy Marketing Co., Ltd (the "Subsidiary"). TIAN'AN injected cash amounting to approximately $2,600,000 as its capital contribution, accounting for 96.3% of the total registered capital of the Subsidiary (See Note 7).

     On August 15, 2005, the officers of TIAN'AN filed Articles of Incorporation in the State of Nevada which was approved August 23, 2005 to create TIAN'AN Pharmaceutical Co., Ltd, a Nevada corporation (the "Company") and also established T2 Pharmaceutical Inc., a Colorado corporation ("T2") and wholly owned subsidiary of the Company.

<

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 1-     ORGANIZATION AND BASIS OF PRESENTATION CONTINUED)
            --------------------------------------

            On August 25, 2005, Tian' An merged into and with T2 and became the surviving entity and wholly owned subsidiary of the Company. The Company incorporated with 50,000,000 shares of common stock and 20,000,000 shares of preferred stock both with a par value of $0.001. The Company issued 100 shares of common stock to its founder for $1.00, then issued 13,994,750 shares of common stock in exchange for 100% of the issued and outstanding shares of Tian' An. Thereafter and for purposes of these consolidated financial statements the "Company" and "Tian' An" are used to refer to the operations of Tian' An Pharmaceutical Co. Ltd. For accounting purposes, the Company accounted for the acquisition of Tian' An as a recapitalization. The transaction involved entities under common control as defined in Statement of Financial Standard 141, "Business Combinations". As such, the net assets of Tian' An were acquired at their carrying values at the time of the acquisition. The comparative figures for 2005 are those of Tian' An.

            As modern medical science is experiencing a change from biological research to biological-psychological-social research with traditional medical science playing a more important role than ever, the Company has positioned itself with the products they currently manufacture as well as the products under development to be successful. Many modern chemical medicines contain high toxicities and present numerous side effects. Purely chemical medicines are difficult, time consuming and expensive to develop. The Company's Traditional Chinese Medicines represent advantages over chemical medicines and the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of "natural" and "green" products in a variety of industries.

            The Company sells its products on a wholesale basis to distributors who resell the product to customers located in China. The Company has five major sales agents, Huayuan Life Pharmacy, Shaanxi Guangda Pharmacy, Hubiaohang Nanyang Tonic, Gansu Fuhe and Guangzhou Jidong Pharmacy, which distribute approximately 91% of the products. In general, sales are made under a purchase order arrangement with payment in full on the order due prior to shipment. The Company does not sell its products directly to end-users.

            The Company employs Good Manufacturing Practice "GMP" approved methods in processing and manufacturing its products. The Company obtains its raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in its facility. In the case of batch manufacturing, the Company employs a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 1-     ORGANIZATION AND BASIS OF PRESENTATION CONTINUED)
            --------------------------------------

            Once the purification process has been completed, the extract is concentrated and re-filtering at which time it is packaged and shipped to its customers. The Company maintains approximately one month of finished product on hand, and approximately two months of raw materials for production.

            The GMP inspection was performed by State Food and Drug Administration. The Chinese central government mandates manufacturers of Chinese herbs to comply with GMP standards by December 31, 2005. Starting on January 1, 2006, only products manufactured within GMP certified facilities are available for sale in China. Currently, approximately one third of Chinese manufacturers in this industry are in compliance with the new mandate. The Company has invested substantial capital in its manufacturing facility in order to comply with the more stringent standards mandated by the central government in order to pass the GMP inspection.

            As noted in Note 10, the Company restated its consolidated financial statements for the years ended December 31, 2005 and 2004 to properly account for the statutory reserves. The net effect of this change resulted in an increase to the net income of the Company of $139,364 and $13,686 for the years ended December 31, 2005 and 2004, respectively. These changes had no impact on the Company's operations for the six months ended June 30, 2005.

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Principles of Consolidation

            The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 3.7% interest not owned by the Company in its joint venture with Xi' An Tina'An Pharmacy Marketing Co., Ltd. is reflected as a minority interest in the consolidated financial statements.

            Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005


NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Economic and Political Risks

            The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

            The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

            Cash and Cash Equivalents

            The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company maintained $376 as of June 30, 2006 in cash on hand. The remainder of the cash was in financial institutions.

            Comprehensive Income

            The Company adopted Statement of Financial Accounting Standards No, 130, "Reporting Comprehensive Income," (SFAS No. 130).
            SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations.

            Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

            Inventory

            Inventory is valued at the lower of cost or market (using the weighted average method) and net realizable value. Inventory includes raw material, work in process and finished goods.

            The net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion, selling expenses and related taxes.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Fair Value of Financial Instruments

            The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

            Currency Translation

            The Company's functional currency is that of the PRC which is the Chinese Renminbi (RMB). The reporting currency is that of the US Dollar. Capital accounts of the consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The period end RMB to US dollar as of June 30, 2006 and 2005 were 7.996 and 8.3, respectively, and the average period RMB to the US dollar for 2006 and 2005 were 8.007 and 8.3, respectively. The RMB is not freely convertible into foreign currency and all foreign currency exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollar at the rates used in translation. The Company records these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions are included in other income (expense) in the results of operations. For the six months ended June 30, 2006 and 2005, the Company recorded approximately $89,989 and $0 in transaction gains (losses) as a result of currency translation.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Research and Development

            The Company annually incurs costs on activities that relate to research and development of new products. Research and development costs are expensed as incurred.

            Retirement Benefits

            Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of income as incurred.

            Revenue Recognition

            The Company generates revenue from the sale of its nutritional herbal products.

            Revenue for the sale of its goods are recognized in accordance with Staff Accounting Bulletin 101. Revenue is recognized when:

               1)   Persuasive evidence of an arrangement exists;
               2)   Delivery has occurred or services have been rendered;
               3) The seller's price to the buyer is fixed or determinable, and
               4)   Collectibility is reasonably assured.

            The Company's customers consist primarily of large pharmaceutical wholesalers who sell directly into the retail channel.

            Accounts Receivable

            The Company conducts business and extends credit based on an evaluation of the customers' financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has established a reserve for uncollectibles of $3,796 as of June 30, 2006.

            Accounts receivable are generally due within 30 days and collateral is not required.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Advertising Costs

            The Company expenses the costs associated with advertising as incurred. Advertising expenses for the six months ended June 30, 2006 and 2005 of $986,983 and $99,879, respectively are included in selling and promotional expenses in the consolidated statements of income. Advertising costs include marketing brochures and displays for retail outlets.

            Advance to Suppliers

            Advances to suppliers represent the cash paid in advance for purchasing raw materials.

            Fixed Assets

            Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, net of the estimated residual values; building - 35 years (5% estimated residual value), equipment - 5 years (5% residual value), machinery- 10 years (5% residual value), leasehold improvements - 5 years (no residual value) and vehicles - 8 years (5% residual value).

            When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

            Land Use Rights

            According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights would be amortized using the straight-line method over the respective lease term. The Company does not have nay land use rights.

            Construction in Progress

            Construction in progress represents direct costs of construction or acquisition and design fees incurred, as well as interest charges directly related to debt incurred on behalf of particular construction projects. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets (building or equipment) when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Impairment of Long-Lived Assets

            Long-lived assets, primarily fixed assets and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

            Intangible Assets

            Intangible assets consist of pharmaceutical licenses and are initially recorded at acquisition cost and amortized on a straight-line basis over their estimated useful lives of between five and eight years. Amortization expense is included in cost of sales in the consolidated statements of operations.

            Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all production costs are capitalized and carried at cost. Capitalized costs are amortized based on straight-line amortization over the remaining estimated economic life of the product.

            Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the fair value of the intangible assets against the respective carrying amounts of these intangible assets. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Intangible Assets (Continued)

                                                   As of June 30, 2006
                                               Gross
                                             Carrying    Accumulated
                                              Amount     Amortization     Net
                                           -----------   ------------   -------
      Amortized Intangible Assets:
         Pharmaceutical licenses          $  2,401,340   $ 801,238   $1,600,102
                                          ============   =========   ==========

      Amortization Expense:
         For the six months ended June 30, 2006          $ 179,823
         For the six months ended June 30, 2005            102,094

      Estimated Amortization Expense:
         For the year ended June 30, 2007                $ 357,366
         For the year ended June 30, 2008                  357,366
         For the year ended June 30, 2009                  357,366
         For the year ended June 30, 2010                  357,366
         For the year ended June 30, 2011                  170,638
                                                        ----------

              Total                                     $1,600,102
                                                        ==========

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


            Earnings Per Share of Common Stock

            Basic net earnings per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be antidilutive for periods presented. The Company did not have a loss for either period.

            The following is a reconciliation of the computation for basic and diluted EPS:

                                                   June 30,       June 30,
                                                     2006           2005
                                                 -------------- --------------

            Net income                           $  686,009      $  31,468
                                                 -------------- --------------

            Weighted-average common shares
            Outstanding
            (Basic)                              13,994,850     13,994,850

            Weighted-average common stock
            Equivalents
                 Stock options                            -              -
                 Warrants                                 -              -
                                                 -------------- --------------
            Weighted-average common shares
            Outstanding (Diluted)                13,994,850     13,994,850
                                                 ============== ==============

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Income Taxes

            The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

            In accordance with the relevant tax laws and regulations of PRC and US, the corporation income tax rate applicable ranges from 15% to 34%.

            Stock-Based Compensation

            The Company follows FASB 123R in accounting for its stock based compensation (see Recent Accounting Pronouncements). This measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees and common stock issuances are less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. The Company for 2005 and 2004 did not grant any options or warrants that would need to be valued under such method. The following represents the effect on net income attributable to common shareholders per share if the fair value method had been applied to all awards.

                                                       Six Months Ended
                                                           June 30,
                                                        2006        2005
                                                       ------      -----
            Net income (loss):
              As reported                             $686,009      $31,468
              Add: Stock-based employee
               compensation expense included in
               reported net loss, net of related
               tax effects                                   -            -
              Less: Total stock-based employee
               compensation expense determined
               under fair value based method for
               all awards, net of related tax effects       (-)          (-)
                                                       --------      -------
              Pro forma                                $686,009      $31,468
               Net earnings (loss) per share:
              As reported:
                Basic                                     $0.05       $0.00
                Diluted                                   $0.05       $0.00
              Pro forma:
                Basic                                     $0.05       $0.00
                Diluted                                   $0.05       $0.00

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Stock-Based Compensation (Continued)

            The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

            Segment Information

            The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. For 2006 and 2005, the Company operated in one segment and one geographical location.

            Recent Accounting Pronouncements

            On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 3-     FIXED ASSETS

            Fixed assets as of June 30, 2006 was as follows:

                                    Estimated
                                     Useful
                                      Lives
                                     (Years)

            Land use right                  50            $0
            Building                        35       600,848
            Equipment                       5         40,628
            Machinery                       10       608,477
            Vehicles                        8         25,014
            Leasehold improvements          5        118,816
                                                     -------

                                                    1,393,783
            Less: accumulated depreciation            144,901
                                                   ----------
            Property and equipment, net            $1,248,882
                                                   ==========


                  There was $26,003 and $29,502 charged to operations for
            depreciation expense for the six months ended June 30, 2006 and 2005, respectively, of which $19,956 and $18,909 is included in cost of sales for the six months ended June 30, 2006 and 2005, respectively.

            The Company leased a factory in the Xi' An High-and new tech Industrial Development Zone in November 2004 to engage in pharmacy production. In May 2005, the Company passed its Good Manufacturing Practice, which as of June 1, 2005, was mandatory for all pharmaceutical companies in PRC. The Company employs Good Manufacturing Practice "GMP" approved methods in processing and manufacturing its products. The Company obtains its raw materials from company-approved vendors and then process the materials into Traditional Chinese Medicine formulas in its facility. In the case of batch manufacturing, the Company employs a fully automated production line to produce the bio-engineered neutraceuticals. Post Production, the product is shipped to vendors. The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract.

            The Company has leased a portion of its buildings to two non-related parties. The lease term runs from November 2005 through November 2006. Rental income earned by the Company approximates $27,568 RMB per month ($3,370 US$). These amounts are included in other income in the consolidated financial statements.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 4-     INVENTORIES

            Inventories consisted of the following as of June 30, 2006:



            Raw materials                                       $20,444
            Work in process                                     102,328
            Finished goods                                      357,700
                                                                -------

                                                                480,472
            Less:     provision    for
            write-down of inventory                                   -
                                                                      -
                                                               --------
            Inventory, net                                     $480,472
                                                               ========

            There was no obsolescence of inventory or write-downs of inventory for the six months ended June 30, 2006 and 2005.

NOTE 5-     STOCKHOLDERS' EQUITY

            Common Stock

            As of June 30, 2006, the Company has 50,000,000 shares of common stock authorized with a par value of $0.001.

            The Company issued 100 shares of common stock to its founder for $1.00, then exchanged 13,994,750 shares of common stock in exchange of 100% of the authorized capital of Tian' An Pharmaceutical Co., Ltd (CHINA).

            Tian' An Pharmaceutical Co., Ltd (CHINA) in 2003 issued 5,445,000 shares.

            During 2005, Tian' An issued an additional 1,856,445 shares pre-merger with the Nevada corporation to have 7,301,445 shares issued. These shares were exchanged for 13,994,750 shares of the Nevada corporation.

            The Company has not granted any options or warrants during 2006 or 2005.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 5-     STOCKHOLDERS' EQUITY (CONTINUED)

            Preferred Stock

            As of June 30, 2006, the Company has 20,000,000 shares of preferred stock authorized with a par value of $0.001. There are no shares issued and outstanding.

            Statutory Reserves

            Statutory reserves include a statutory surplus reserve and a statutory public welfare fund, which are maintained in accordance with the legal requirements of the PRC. Pursuant to the Articles of Association, the Company has to appropriate 15% of the net income, based on the accounts prepared in accordance with accounting principles generally accepted in the PRC, to the statutory surplus reserve and statutory public welfare fund. The statutory surplus reserve can be utilized to offset prior years' losses or for capitalization as additional paid-in capital, whereas the statutory public welfare fund shall be utilized for collective staff welfare benefits such as building of staff quarters or housing. No distribution of the statutory reserves shall be made other than on a liquidation of the Company.

NOTE 6-     PROVISION FOR INCOME TAXES

            Corporate Income Taxes

            In accordance with the relevant tax laws and regulations of PRC, the corporate income tax rate is 15% and 33%. The corporate income tax for 2005 was 15% because Tian' An is considered a high technology company by the Chinese government. For 2004, the Company was provided tax relief by the government and their tax was at 0%. For 2005 through 2007, the Company will be taxed at the 15% rate, and then commencing 2008, the Company will apply for approval to be taxed as a high technology company again for another three years to be taxed at 15%. Should they not be considered a high technology company they will be taxed at the 33% tax rate.

            At June 30, 2006 and 2005, corporate income tax consists of the following:

                                                2006        2005
                                                ----        ----

            Tax expense - current            $ 141,753   $ 10,987

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 6-     PROVISION FOR INCOME TAXES (CONTINUED)

            Corporate Income Taxes (Continued)

            A reconciliation of the PRC enterprise income tax rate to the effective income tax rate is as follows:

                                                    ---------------------------

                                                       2006         2005
                                                    -----------  ------------

            Statutory rate - corporate income tax      15%           15%

            Surcharge on taxes not deductible for       3            11
            PRC purposes                            -----------  ------------
                                                       18%           26%
                                                    ===========  ============


          The surcharge on taxes not deductible for PRC purposes represents permanent differences due to salary and welfare items exceeding the ceiling based on PRC regulations regarding headcount. In addition, there are some very small tax surcharges included such as a business tax on the rental income, water conservancy funds and educational assessments.



            Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company has no temporary or permanent differences. Therefore, no deferred tax assets and liabilities have been recognized and no valuation allowance has been established.

            The depreciation and amortization methods and lives the Company utilizes are identical for book and tax purposes. Additionally, there is no income or expense included in books not included in tax.

            Value Added Tax

            In accordance with the relevant taxation laws in the PRC, the Value Added tax ("VAT") rate for export sales is 0% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may deduct therefrom the VAT it has paid on eligible purchases. The VAT that the Company collects on sales is not included in sales. The amount of VAT payable as of June 30, 2006 is $66,336 and included in accounts payable and accrued expenses.

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 7-     SUBSIDIARY

            As noted in Note 1, the Company and an individual in December 2005 established a subsidiary company through a joint venture, Xi' An Tian'an Pharmacy Marketing Co., Ltd (the "Subsidiary"). Tian' An injected cash amounting to approximately $2,600,000 as its capital contribution, accounting for 96.3% of the total registered capital of the Subsidiary. The capital infusion will be utilized for start-up costs of the Subsidiary as well as the hiring of staff and an extensive marketing campaign for the Company. The remaining 3.7% ownership is reflected as minority interest in the consolidated financial statements.

NOTE 8-     RELATED PARTY TRANSACTIONS

            In July 2005, the Tian'an entered into a Pharmaceutical License Purchase Contract with Xi' An Gelin Healthy Production Research Institute for the development of Tian' An Pain Relief capsule. Xi' An Gelin Healthy Production Research Institute is a shareholder of the Company and contributed their license for Compound Ginseng Capsule for their shares in Tian' An (see Note 2 - Intangible Assets). The Company has valued the intangibles at historical cost.

            Tian' An paid Xi' An Gelin Healthy Production Research Institute approximately $1,000,000 (US$) (8,000,000 RMB). Xi' An Gelin Healthy Production Research Institute in accordance with the agreement must offer the result of their research and development of the new medicine by August 2011, and have it licensed by December 2011. Should Xi' An Gelin Healthy Production Research Institute fail to obtain a license for the product, they must return the fee. The Company has recorded this fee in other receivables on its consolidated balance sheets as of June 30, 2006.

            Should Tian' An receive the license, the payment will be reclassified to Intangible Assets and amortized over the term of the license and tested for impairment quarterly by Management.

NOTE 9-     COMMITMENTS

            Rental

            Tian' An has entered into lease agreements for their manufacturing plant and office space that expire through October 2009. Rentals vary in amounts ranging up to $8,000 (US) per month.

            Minimum lease payments under operating leases at June 30, 2006 are as follows:

                 Period ending June 30, 2007                 $143,800
                                        2008                   96,700
                                        2009                   96,700
                                        2010                   56,350

                        TIAN' AN PHARMACEUTICAL CO., LTD.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 2006 AND 2005

NOTE 10-    RESTATEMENTS OF PRIOR FINANCIAL STATEMENTS

            The Company has restated its prior consolidated financial statements to properly account for the statutory reserves. The net effect of this change resulted in an increase to the net income of the Company of $139,364 and $13,686 for the years ended December 31, 2005 and 2004, respectively. The change increased the net income from $921,686 to $1,061,050 in 2005 and from $98,701 to $112,387 in 2004.
            The following represents the line items effected in the restatements:

            2005
            Selling and promotion             $80,000
            General and administrative fee     59,364
                                               ------
                                             $139,364
                                             ========

            2004
            Selling and promotion            $      0
            General and administrative fee     13,686
                                               ------
                                             $ 13,686
                                             ========

            The adjustment is necessary due to the increase in statutory reserves being reflected previously as increases in the expense accounts and posted as a liability. Upon further analysis, the Company determined that the statutory reserves did not meet the definition of a liability under CON 6, and these items will be reflected as increases to equity.

            These changes had no effect on the results of operations for the Company for the six months ended June 30, 2006 and 2005.

                        TIAN'AN PHARMACEUTICAL CO., LTD.

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.


                                TABLE OF CONTENTS

                                                                       Page

Prospectus Summary  ............................................
Risk Factors ...................................................
Market for Common Stock ........................................
Management's Discussion and Analysis and Plan of Operation .....
Business .......................................................
Management .....................................................
Principal Shareholders .........................................
Selling Shareholders ...........................................
Description of Capital Stock....................................
Experts ........................................................
Indemnification ................................................
Additional Information .........................................
Financial Statements ...........................................

Until ________________, ____ (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Articles of Incorporation provide for indemnification of our officers, directors and controlling persons to the full extent provided by Nevada law. Our Articles of Incorporation also provide that no director is personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer except for (i) a breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, (iii) a transaction from which the director received an improper benefit or
(iv) an act or omission for which the liability of a director is expressly provided under Nevada law.

      Under the Nevada corporate statutes, Nevada corporations are permitted to indemnify their officers and directors for liability to stockholders, so long as such indemnification does not include the items set forth in the previous paragraph under (i) through (iv).

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            SEC Registration Fees                        $      43
            Legal Fees                                   $  50,000
            Accounting Fees                              $  50,000
            Miscellaneous Expenses                       $   4,957
                                                         ---------

            Total                                         $105,000
                                                         =========

(1) All expenses, except the SEC registration fee, are estimated.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

      During the last three years, we have not issued any shares of our unregistered securities, except for the sale of 100 shares (for $1.00) to Weng Jianjun in August 2005 and the issuance of 13,994,750 shares in September, 2005 to 2,810 persons which we issued in connection with our merger with Tian'an Pharmaceutical Co., Ltd., a Chinese corporation. These shares were all issued to non-U.S. persons who reside outside of the United States. The negotiations and agreements relating to the issuance of these shares were made by the Company's officers (who were all Chinese citizens) from China. The shares are restricted from resale in the public markets for a period of one year from the date of their issuance. There is no market for the Company's securities in the United States and none of the securities have been transferred since their issuance. The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 901 of the Securities and Exchange Commission.

ITEM 27.   EXHIBIT INDEX.

Number    Exhibit
------    -------

   2      Plan of Merger                                                 *

   3.1    Articles of Incorporation                                      *

   3.2    Bylaws                                                         *

   5      Opinion of Counsel                                             *

   10.1   Employment Contracts, together with schedule required
          by Instruction 2 to Item 601 of Regulation S-B.                *

   10.2   Distribution Agreements                                        *

   10.3   Agreement with Xi'an Gelin Healthy Production
          Research Institution                                           *

   10.4 Agreement with Xi Peng relating to the formation of Xian Tianan Pharmacy Marketing Co., Ltd.

   21.    Subsidiaries                                                   *

   23.1   Consent of Attorneys                                           *

   23.2   Consent of Accountants

   * Filed with initial registration statement.

ITEM 28.   UNDERTAKINGS.

    (a) The small business issuer will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to.
            (i) Include any Prospectus required by Section l0 (a)(3) of the Securities Act:
            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.
      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) That, for the purpose of determining liability under the Securities Act to any purchaser:
      (1) If the small business issuer is relying on Rule 430B:
            (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
(x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (2) If the small business issuer is subject to Rule 430C, include the following:

      Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Xi'an, China on November 7, 2006.

                                 TIAN'AN PHARMACEUTICAL CO., LTD.

                                 By: /s/ Weng Jianjun
                                     ----------------------------------
                                     Weng Jianjun, Principal Executive Officer


        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons.

Name                             Position                      Date
----                             --------                      ----

/s/ Weng Jianjun                 Principal Executive
--------------------------       Officer and a Director  November 7, 2006
Weng Jianjun

/s/ Li Deshun                    Director                November 7, 2006
--------------------------
Li Deshun

/s/ Jia Ning                     Director                November 7, 2006
---------------------------
Jia Ning

/s/ Wang Hongwei                 Director                November 7, 2006
---------------------------
Wang Hongwei

/s/ He Yanming                   Director                November 7, 2006
---------------------------
He Yanming

/s/ Ma Zhiguo                    Director                November 8, 2006
---------------------------
Ma Zhiguo

/s/ Liang Dingbang               Director                November 7, 2006
---------------------------
Liang Dingbang

/s/ Ren Ping                     Director                November 7, 2006
---------------------------
Ren Ping

/s/ Wang Yanqing                 Director                November 7, 2006
---------------------------
Wang Yanqing

/s/ Zhu Jie                      Principal Financial
--------------------------       and Accounting Officer  November 7, 2006
Zhu Jie

                                    EXHIBITS


                        TIAN'AN PHARMACEUTICAL CO., LTD.

                            REGISTRATION STATEMENT ON
                                    FORM SB-2

                                 AMENDMENT NO. 3